                                                        EXHIBIT 2

                    ------------------------

              AGREEMENT AND PLAN OF REORGANIZATION

                          by and among

                  BAY VIEW CAPITAL CORPORATION
                      BV ACQUISITION CORP.
                              and
                     EXXE DATA CORPORATION

                    ------------------------







                    ------------------------

                        January 21, 1997

                    ------------------------


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                        TABLE OF CONTENTS

                                                             Page

RECITALS                                                        1
ARTICLE I
     THE MERGER AND RELATED MATTERS                             3
     1.1   Structure of the Merger                              3
     1.2   Effective Time                                       3
     1.3   Aggregate Purchase Price                             4
     1.4   The Merger                                           5
     1.5   Conversion of BV Acquisition Common Stock            9
     1.6   EXXE Warrants                                       10
     1.7   EXXE Options                                        10
     1.8   The Earn-Out                                        12
     1.9   Payment to Certain Persons                          21
     1.10  Closing                                             21
     1.11  Repayment of Debt                                   22
ARTICLE II
     REPRESENTATIONS AND WARRANTIES OF EXXE                    22
     2.1   Organization and Authority                          23
     2.2   Subsidiaries                                        23
     2.3   Capitalization                                      24
     2.4   Authorization                                       25
     2.5   Stockholder Approval                                27
     2.6   EXXE Financial Statements                           27
     2.7   Properties and Leases                               28
     2.8   Taxes                                               29
     2.9   Material Adverse Change                             30
     2.10  Material Interests of Certain Persons               30
     2.11  Commitments and Contracts                           31
     2.12  Litigation and Other Proceedings                    33
     2.13  Insurance                                           34
     2.14  Compliance with Laws                                34
     2.15  Labor                                               36
     2.16  Loans                                               37
     2.17  Employee Benefit Plans                              38
     2.18  Conduct to Date                                     41
     2.19  Statement to EXXE Stockholders, etc.                43
     2.20  Registration Obligations                            43
     2.21  Undisclosed Liabilities                             43
     2.22  Takeover Provisions Not Applicable                  44
     2.23  Brokers and Finders                                 44
     2.24  Accuracy of Information                             44
ARTICLE III
     REPRESENTATIONS AND WARRANTIES OF BAY VIEW                45
     3.1   Organization and Authority                          45
     3.2   Authorization                                       46
     3.3   Bay View Financial Statements                       47
     3.4   Bay View Reports                                    48
     3.5   Material Adverse Change                             48
     3.6   Accuracy of Information                             49
ARTICLE IV
     CONDUCT OF BUSINESSES PRIOR TO THE EFFECTIVE TIME         49
     4.1   Conduct of Businesses Prior to the Effective Time   49
     4.2   Forbearances                                        51

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ARTICLE V
     ADDITIONAL AGREEMENTS                                     54
     5.1   Access and Information                              54
     5.2   Regulatory Filings                                  55
     5.3   Stockholder Approval                                55
     5.4   Current Information                                 56
     5.5   Expenses                                            56
     5.6   Miscellaneous Agreements and Consents               57
     5.7   Employee Agreements and Benefits                    57
     5.8   Press Releases                                      59
     5.9   Takeover Provisions                                 59
     5.10  D&O Indemnification                                 59
     5.11  Third Parties                                       60
     5.12  Dissenting Stockholders' Appraisal Rights           60
     5.13  Governmental Inquiries                              60
     5.14  Establishment of Accruals                           60
     5.15  Assistance with Third Parties                       61
     5.16  Insurance Policy Claims                             61
ARTICLE VI
     CONDITIONS                                                62
     6.1   Conditions to Each Party's Obligation to
           Effect the Merger                                   62
     6.2   Conditions to Obligations of EXXE to Effect
           the Merger                                          63
     6.3   Conditions to Obligations of Bay View to
           Effect the Merger                                   63
ARTICLE VII
     TERMINATION, AMENDMENT AND WAIVER                         67
     7.1   Termination                                         67
     7.2   Effect of Termination                               68
     7.3   Amendment                                           71
     7.4   Severability                                        72
     7.5   Waiver                                              72
ARTICLE VIII
     POST-EFFECTIVE SURVIVAL; INDEMNIFICATION                  72
     8.1   General Survival                                    72
     8.2   Indemnification                                     73
ARTICLE IX
     GENERAL PROVISIONS                                        76
     9.1   Non-Survival of Representations,
           Warranties and Agreements                           76
     9.2   Arbitration                                         76
     9.3   Notices                                             79
     9.4   Miscellaneous                                       80

EXHIBIT A - Form of Agreement of Merger and Certificates of
            Approval of Merger

Appendix A - Form of Support Agreements
Appendix B - Form of Warrant Cash-Out Agreements
Appendix C - Form of Option Cash-Out Agreements
Appendix D - Employment Agreement with Reid Rutherford
Appendix E - Employment Agreement with Matthew L. Carpenter
Appendix F - Employment Agreement with Thomas G. Siska

                AGREEMENT AND PLAN OF REORGANIZATION


     THIS AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement"), dated January 21, 1997, is by and among Bay View Capital Corporation, a Delaware corporation ("Bay View"), BV Acquisition Corp., a California corporation and a wholly owned first-tier transitory subsidiary of Bay View ("BV Acquisition"), and EXXE Data Corporation, a California corporation ("EXXE").


                              RECITALS

     A. Bay View and EXXE, on the terms and conditions hereinafter set forth, desire to effect an acquisition transaction pursuant to which Bay View will acquire for cash all of the shares of EXXE Common Stock and EXXE Series B Preferred Stock, and all of the EXXE Warrants and EXXE Options (the capitalized terms in this paragraph are defined in Section 1.3 below) for an aggregate purchase price as set forth in Section 1.3 hereof.

     B. The parties hereto desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and the merger contemplated thereby and to prescribe certain conditions to the merger.

     C. Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Bay View's willingness to enter into this Agreement, each of the directors of EXXE and certain other holders of EXXE Common Stock have entered into support agreements in the form attached hereto as Appendix A (the "Support Agreements"), and Reid Rutherford, the current Chief Executive Officer of EXXE, Matthew L. Carpenter, the current Executive Vice President - Finance and Administration of Concord Growth Corporation ("Concord"), a wholly owned subsidiary of EXXE, and Thomas G. Siska, the current Executive Vice President - Marketing and Strategic Development of Concord, have each entered into an Employment Agreement in the form of Appendices D, E, and F, respectively. In addition, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Bay View's willingness to enter into this Agreement, each holder of EXXE Warrants has entered into a warrant cash-out agreement in form and substance satisfactory to Bay View.

     NOW THEREFORE, in consideration of the representations, warranties, promises, covenants, agreements and conditions herein and hereunder, the parties hereto agree as follows:



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                            ARTICLE I
                 THE MERGER AND RELATED MATTERS

     1.1 Structure of the Merger. At the Effective Time (as defined in Section 1.2 below), BV Acquisition will merge with and into EXXE (the "Merger"), with EXXE being the surviving corporation (the "Surviving Corporation"), pursuant to the Agreement of Merger and Certificates of Approval of Merger (attached hereto as Exhibit A and, collectively, the "Agreement of Merger") in accordance with the provisions of, and with the effect provided in, the California General Corporation Law (the "CGCL"). At the Effective Time, the articles of incorporation and bylaws of the Surviving Corporation shall be the articles of incorporation and bylaws of BV Acquisition in effect immediately prior to the Effective Time. At the Effective Time, the directors and officers of the Surviving Corporation shall be the directors and officers of BV Acquisition immediately prior to the Effective Time, which shall include officers: Chairman Edward H. Sondker, President Reid Rutherford, Executive Vice President and Chief Operating Officer Matthew L. Carpenter, Secretary Robert J. Flax and directors: Edward H. Sondker, David A. Heaberlin, Robert J. Flax, John Buckley, Reid Rutherford and Matthew L. Carpenter. The name of the Surviving Corporation shall continue to be EXXE Data Corporation (however, immediately after the Effective Time, Bay View presently intends to cause the Surviving Corporation to be merged with and into Concord, with Concord being the surviving corporation and retaining its existing corporate name). Upon consummation of the Merger, the separate corporate existence of BV Acquisition shall terminate.

     1.2 Effective Time. As soon as practicable after each of the conditions set forth in Article VI hereof have been satisfied or waived, the parties will, upon such date and time as shall


                               3

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be designated by Bay View to EXXE, file, or cause to be filed with the Secretary of State of the State of California, the Agreement of Merger and such other certificates and documents as may be deemed necessary or appropriate by Bay View for the Merger to become effective in accordance with the CGCL. The Merger shall become effective in accordance with the CGCL, and such time is herein referred to as the "Effective Time".

     1.3 Aggregate Purchase Price. The holders of (i) shares of common stock, no par value, of EXXE ("EXXE Common Stock"), (ii) shares of Series B redeemable convertible cumulative participating preferred stock, no par value, of EXXE ("EXXE Series B Preferred Stock"), (iii) warrants to purchase shares of EXXE Common Stock (the "EXXE Warrants") and (iv) options to purchase shares of EXXE Common Stock issued pursuant to the 1993 EXXE Data Corporation Stock Plan (the "EXXE Options") will be entitled to receive in the aggregate (A) $19,797,619 in cash (the "Merger Consideration") promptly following the Effective Time in accordance with the provisions of Section 1.4 and (B) up to $34.0 million in cash as provided in Section 1.8 based upon Concord meeting certain financial performance goals during 1997, 1998, 1999 and 2000 and satisfying the other conditions set forth in Section 1.8 hereof (the "Earn-Out"); provided, however, that the Merger Consideration shall be reduced by the amount that the premiums (including the write-off of deferred financing costs) to reverse securitizations and participations, as provided for in Section 6.3(l) hereof, shall exceed $1.8 million (the "Excess Premium Amount"), provided, further, that the Merger Consideration shall not be reduced by the Excess Premium Amount if Bay View, in its discretion, determines to make the Excess Premium Amount an item of expense pursuant to
Section 1.8(b)(vii)(G).

     1.4  The Merger.

          (a)  Conversion of EXXE Common Stock.  At the Effective
Time:

               (i) Each share of EXXE Common Stock, issued and outstanding immediately prior thereto (except for Dissenting Shares, if applicable, as defined in Section 1.4(c) hereof) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive Merger Consideration of $3.876 in cash (subject to the reduction of the Merger Consideration by the Excess Premium Amount pursuant to
          Section 1.3 hereof), without any interest thereon from the Effective Time until the time of payment (the "Merger Consideration Per Common Share") and the contract right to receive a share of the Earn-Out in accordance with
          Section 1.8 hereof.

               Notwithstanding any other provision of this Agreement, any shares of EXXE Common Stock issued and outstanding immediately prior to the Effective Time which are then owned beneficially or of record by Bay View, BV Acquisition or EXXE, or by any direct or indirect subsidiary of any of them shall, by virtue of the Merger, be canceled without payment of any consideration therefor and without any conversion thereof.

               (ii) Upon the Effective Time, the holders of certificates representing shares of EXXE Common Stock shall cease to have any rights as stockholders of EXXE, except the right to receive the Merger Consideration Per Common Share

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

          upon proper surrender of their certificates representing shares of EXXE Common Stock in accordance with Section 1.4(d), the contract right to receive the share of the Earn-Out represented by the certificates surrendered as provided in the Earn-Out schedule (the "Earn-Out Schedule") to be included in the Proxy Statement (as defined in Section 2.19 hereof), and such rights, if any, as they may have pursuant to the CGCL. Until certificates representing shares of EXXE Common Stock are surrendered for exchange, no payments will be made.

          (b)  Conversion of EXXE Series B Preferred Stock.  At the
Effective Time:

               (i) Each share of EXXE Series B Preferred Stock, issued and outstanding immediately prior thereto (except for Dissenting Shares, if applicable, as defined in
          Section 1.4(c) hereof) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive Merger Consideration of $6.28 in cash (subject to the reduction of the Merger Consideration by the Excess Premium Amount pursuant to
          Section 1.3 hereof), without any interest thereon from the Effective Time until the time of payment (the "Merger Consideration Per Preferred Share") and the contract right to receive a share of the Earn-Out in accordance with Section 1.8 hereof.

               Notwithstanding any other provision of this Agreement, any shares of the EXXE Series B Preferred Stock issued and outstanding immediately prior to the Effective Time which are then owned beneficially or of record by Bay View, BV Acquisition or EXXE, or by any direct or indirect subsidiary of any of them shall, by virtue of the Merger, be canceled without payment of any consideration therefor and without any conversion thereof.

               (ii) Upon the Effective Time, the holders of certificates representing shares of the EXXE Series B Preferred Stock shall cease to have any rights as stockholders of EXXE, except the right to receive the Merger Consideration Per Preferred Share upon proper surrender of their certificates representing shares of EXXE Series B Preferred Stock in accordance with Section 1.4(d), the contract right to receive the share of the Earn-Out represented by the certificates surrendered as provided in the Earn-Out Schedule, and such rights, if any, as they may have pursuant to the CGCL. Until certificates representing shares of EXXE Series B Preferred Stock are surrendered for exchange no payments will be made.

          (c) Dissenting Shares. Any shares of EXXE Common Stock or EXXE Series B Preferred Stock held by a holder who dissents from the Merger in accordance with the CGCL and becomes entitled to obtain payment of the fair value of such shares of EXXE Common Stock or EXXE Series B Preferred Stock, as the case may be, pursuant to the applicable provisions of the CGCL shall be herein called "Dissenting Shares". Notwithstanding any other provision of this Agreement, any Dissenting Shares shall not, after the Effective Time, be entitled to vote for any purpose or receive any dividends or other distributions and shall be entitled only to such rights as are offered in respect of Dissenting Shares pursuant to the CGCL.

          (d)  Exchange of EXXE Common Stock and EXXE Series B
Preferred Stock

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

               (i) As soon as practicable after the Effective Time, holders of record of certificates formerly representing shares of EXXE Common Stock and EXXE Series B Preferred Stock (collectively, the "Certificates") shall be instructed to tender such Certificates to Bay View or, at the election of Bay View, a paying agent designated by Bay View (the "Paying Agent"), pursuant to a letter of transmittal that Bay View shall deliver or cause to be delivered to such holders. Such letters of transmittal shall specify that risk of loss and title to Certificates shall pass only upon delivery of such Certificates to Bay View.

               (ii) After the Effective Time, each holder of a Certificate that surrenders such Certificate to Bay View or, at the election of Bay View, the Paying Agent will, upon acceptance thereof by Bay View or the Paying Agent, be entitled to the Merger Consideration Per Common Share or Merger Consideration Per Preferred Share, as the case may be, payable in respect of the shares represented thereby.

               (iii) Bay View or, at the election of Bay View, the Paying Agent, shall accept Certificates upon compliance with such reasonable terms and conditions as Bay View or the Paying Agent, may impose to effect an orderly exchange thereof in accordance with customary exchange practices. Certificates shall be appropriately endorsed or accompanied by such instruments of transfer as Bay View or the Paying Agent may reasonably require, or a lost certificate affidavit and bond in customary form reasonably acceptable to Bay View or the Paying Agent.

               (iv) After the Effective Time, there shall be no further transfer on the records of EXXE of Certificates, and if such Certificates are presented to EXXE for transfer, they shall be canceled against delivery of the Merger Consideration Per Common Share or Merger Consideration Per Preferred Share, whichever is applicable. Bay View shall not be obligated to deliver the Merger Consideration Per Common Share or Merger Consideration Per Preferred Share to any holder of EXXE Common Stock or EXXE Series B Preferred Stock, as the case may be, until such holder surrenders the Certificates as provided herein. Neither the Paying Agent nor any party to this Agreement nor any affiliate thereof shall be liable to any holder of EXXE Common Stock or EXXE Series B Preferred Stock represented by any Certificate for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Bay View and the Paying Agent shall be entitled to rely upon the stock transfer books of EXXE to establish the identity of those persons entitled to receive consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Certificate, Bay View and the Paying Agent shall be entitled to deposit any consideration in respect thereof in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

     1.5 Conversion of BV Acquisition Common Stock. Each of the shares of the common stock of BV Acquisition issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger, automatically and without any action on the part of any party hereto, be converted into one share of EXXE Common Stock.

     1.6 EXXE Warrants. At the Effective Time, each EXXE Warrant, issued and outstanding immediately prior thereto shall, by virtue of the Merger and without any action on part of the holder thereof, be converted into the right to receive Merger Consideration, in cash, without any interest thereon from the Effective Time until the time of payment, in an amount determined by multiplying (a) the number of shares of EXXE Common Stock underlying such EXXE Warrant by (b) the amount equal to the positive difference, if any, between the Merger Consideration Per Common Share and the purchase price per share of such EXXE Warrant (the "Merger Consideration Per Warrant"), whereupon such warrant shall terminate and have no further force and effect. Holders of EXXE Warrants shall be entitled to exchange such EXXE Warrants for the Merger Consideration Per Warrant by surrendering their warrants to Bay View, whereupon Bay View shall make prompt payment of the Merger Consideration Per Warrant as provided in this Section 1.6. Upon the Effective Time, the holders of EXXE Warrants shall cease to have any rights as warrantholders of EXXE, except the right to receive the Merger Consideration Per Warrant upon proper surrender of their warrants in accordance with this Section 1.6, the contract right to receive the share of the Earn-Out represented by the warrants surrendered as provided in the Earn-Out Schedule, and such rights, if any, as they may have pursuant to the CGCL. Until warrants are surrendered for exchange no payments will be made. EXXE has obtained and delivered to Bay View on or prior to the date hereof executed warrant cash-out agreements, in substantially the form attached hereto as Appendix B, with respect to all EXXE Warrants.

     1.7 EXXE Options. At the Effective Time, each EXXE Option, issued and outstanding immediately prior thereto, whether or not then vested or exercisable, shall, by virtue of the Merger and without any action on part of the holder thereof, be converted into the right to receive Merger Consideration, in cash, without any interest thereon from the Effective Time until the time of payment, in an amount determined by multiplying (a) the number of shares of EXXE Common Stock underlying such EXXE Option by (b) the amount equal to the positive difference, if any, between the Merger Consideration Per Common Share and the exercise price per share of such EXXE Option (the "Merger Consideration Per Option"), whereupon such option shall terminate and have no further force and effect. Holders of EXXE Options shall be entitled to exchange such EXXE Options for the Merger Consideration Per Option by surrendering their option agreements and submitting their Option Cash-Out Agreements to Bay View, whereupon Bay View shall make prompt payment of the Merger Consideration Per Option as provided in this
Section 1.7. Upon the Effective Time, the holders of EXXE Options shall cease to have any rights as optionholders of EXXE, except the right to receive the Merger Consideration Per Option upon proper surrender of their option agreements and tender of executed Option Cash-Out Agreements, in accordance with this Section 1.7, the contract right to receive the share of the Earn-Out as provided in The Earn-Out Schedule, and such rights, if any, as they may have pursuant to the CGCL. Until an EXXE Option holder surrenders his or her option agreements and tenders his or her Option Cash-Out Agreement, no payments will be made for his or her EXXE Options. Each Option Cash-Out Agreement shall be in the form of Appendix C hereto or in such other form as is reasonably acceptable to Bay View. EXXE shall use its best efforts to obtain and deliver to Bay View within 15 calendar days of the date hereof, executed Option Cash-Out Agreements with respect to all EXXE Options.


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

     1.8  The Earn-Out

     (a) Payment of Earn-Out. Bay View shall pay to the holders of EXXE Common Stock, EXXE Series B Preferred Stock, EXXE Warrants and EXXE Options (together, the "EXXE Stockholders"), in addition to the Merger Consideration, the Earn-Out, if and to the extent earned, as set forth below. The Earn-Out for each of the calendar years 1997, 1998, 1999 and 2000 (each, an "Annual Earn-Out"), shall be calculated as follows: Tangible Net Income (or Loss) (as hereinafter defined) of Concord for the applicable calendar year (in the case of 1997, including only the period subsequent to the Closing Date (as defined in Section 1.10 below) shall be divided by
0.15. From this resulting amount are subtracted (i) the aggregate amount of Annual Earn-Outs previously paid and (ii) $21,000,000.
If the resulting amount (the "Final Resulting Amount") is positive, that amount, plus an additional amount of 6% per annum (compounded) on the Final Resulting Amount calculated from the Closing Date, shall constitute the Annual Earn-Out for that year. If the Final Resulting Amount is a negative number, the Annual Earn-Out shall be $0. Payment of the Annual Earn-Out, if any, shall be made in full within 30 days after the final determination of the Annual Earn-Out pursuant to Section 1.8(c) by Bay View mailing to the EXXE Stockholders listed on the Earn-Out Schedule New York clearing house funds in an aggregate amount equal to the Annual Earn-Out. The amount of the Annual Earn-Out to be paid to each EXXE Stockholder shall equal the product of the percentage indicated on the Earn-Out Schedule for each EXXE Stockholder and the Annual Earn-Out. The Earn-Out shall not be paid with respect to any year subsequent to 2000 and shall not exceed $34.0 million. Any portion of the Earn-Out that shall not be disbursed with respect to the years 1997, 1998, 1999 or 2000 shall be forfeited thereafter.

     (b) Determination of Tangible Net Income (or Loss) of Concord. Concord's tangible net income (or loss) after all taxes of any kind (including, but not limited to, income and net worth taxes) and before goodwill amortization arising from the Merger ("Tangible Net Income (or Loss)") for each of 1997 (including only the period subsequent to the Closing Date), 1998, 1999 and 2000 (the "Earn-Out Period") shall be determined as follows:

     Tangible Net Income (or Loss) for each of the aforesaid years (or partial year in the case of 1997) shall mean the income (or loss) of Concord for such period, after all expenses, taxes and other charges, including the after-tax effects of any extraordinary or nonrecurring expenses and other items decreasing income, but specifically excluding, (i) any gain or loss on sale or disposal of capital assets, other than the gain or loss on defaulted loans repurchased during the Earn-Out period or the collateral underlying such loans but any gain shall be offset by any charge-offs during the year of such sale or disposal, (ii) any gain or loss on the disposal of or discontinuance of the operation of any segment of Concord's business, (iii) any goodwill amortization arising from the consummation of the Merger, (iv) any amortization of deferred financing costs which are not written off prior to the Closing,
(v) income generated by businesses, entities or pools of assets acquired by Concord subsequent to the Closing Date) and (vi) any deductions for additions to bad debt reserves, it being expressly understood that deduction will be taken in computing Tangible Net Income only for actual loan chargeoffs. For purposes of determining Tangible Net Income (or Loss), the term "Concord" shall not include any currently existing subsidiary of Concord (which Bay View presently intends to dissolve or liquidate subsequent to the Effective Time). Except as otherwise provided herein, Tangible Net Income (or Loss) shall be computed in accordance with generally accepted accounting principles ("GAAP") applied on a basis consistent with the past practices of Concord. In addition, Tangible

Net Income (or Loss) shall be determined or adjusted for purposes of computation of the Earn-Out in accordance with, and shall be subject to, the following provisions of this subsection (b):

          (i) Income Taxes. For purposes of determining Tangible Net Income (or Loss) for any given period, federal income tax expense based upon Concord's income shall be computed on a separate company basis with the effective rate of income tax being calculated at the rate which would be applicable to Concord on a stand-alone basis for such year, including the benefit of any pre-Merger net operating loss carryovers of EXXE actually in effect at January 31, 1997, as, when and if, they are actually utilized by Bay View for federal income tax purposes. In addition, state and local income tax expense for purposes of the calculation shall also be determined as if Concord filed its state and local taxes as a separate company.

          (ii) Purchase Accounting Allocations or Adjustments. For purposes of determining Tangible Net Income (or Loss) for any given period, no accounting entries or adjustments made on the financial statements of Concord arising from the Merger, including, but not limited to, the adjustment of the basis of assets, the creation of amortizable goodwill, or other purchase accounting entries and adjustments, will be invoked or applied.

          (iii) Debt Rate. All indebtedness for borrowed funds of Concord shall be assumed to bear annual interest at the Debt Rate (as defined below). The "Debt Rate" shall be equal to the one-year U.S.A. London InterBank Offer Rate as published in the New York City edition of the Wall Street Journal on the first business day of January of the applicable year, plus 112.5 basis points. Notwithstanding the foregoing, for 1997 (including only the period subsequent to the Closing Date) the Debt Rate shall be 7.0%

          (iv) Tangible Capital. To the extent that the tangible capital of Concord is greater or less than 9.0% of tangible assets, the excess or shortfall tangible capital amount shall be subject to an assumed interest charge calculated at the Debt Rate then in effect (the "Assumed Interest Rate Amount"). In the case where the Assumed Interest Rate Amount results from an excess tangible capital position, the Assumed Interest Rate Amount shall be deemed an item of expense for purposes of calculating Tangible Net Income (or Loss). In the case where the Assumed Interest Rate Amount results from a shortfall of tangible capital, the Assumed Interest Rate Amount shall be deemed an item of income for purposes of calculating Tangible Net Income (or Loss).

          (v) Allocation of Certain Costs/Reimbursement for Services. Bay View may charge to Concord reasonable general and administrative charges, including, but not limited to, (i) accounting fees reasonably and equitably allocated to Concord for the performance of services on behalf of and for the benefit of Concord by Bay View's internal auditing staff and independent certified public accountants, (ii) taxes relating to Concord's operations and assets (excluding reimbursement for income taxes, which is to be calculated in the manner set forth in subsection (i) above), (iii) legal fees reasonably and equitably allocated to Concord for the performance of services on behalf of and for the benefit of Concord by Bay View's internal legal staff and outside counsel, (iv) fees reasonably and equitably allocated to Concord for the performance of services on behalf of and for the benefit of Concord by Bay View's human resources staff and outside benefits consultants and (v) other charges reasonably and equitably allocated to Concord for the performance of services on behalf of and for the benefit of Concord. Notwithstanding anything to the contrary in this Section 1.8(b)(v), Bay View shall not charge to Concord any cost related to Bay View's compliance with the Securities Exchange Act of 1934, as amended. Any dispute with respect to the allocation of such general and administrative charges to Concord shall be resolved as a part of and pursuant to the procedures set forth in Section 1.8(c). To the extent that Bay View utilizes the services of Concord employees in connection with the management or administration of other businesses owned by Bay View (except any business whose net income is taken into account in arriving at Tangible Net Income (or Loss)), Bay View shall reimburse (or otherwise credit) Concord for such services based upon fees established as if Bay View and Concord were dealing on an arm's length basis.

          (vi) Certain Loan Charge-Offs and Recoveries. All loan loss recoveries that are realized by Concord pursuant to GAAP during the period January 1, 2001 through September 30, 2001, relating to loans made prior to December 31, 2000 shall be taken into account for purposes of recomputing Tangible Net Income (or Loss) for calendar year 2000 and the difference, if any, between the resulting Annual Earn-Out and the original Annual Earn-Out for calendar year 2000 shall be promptly paid to the EXXE Stockholders.

          (vii) For purposes of determining Tangible Net Income (or
     Loss) for any given period, the following amounts shall be deemed items of expense, but only to the extent that including any such amounts in the calculation of Tangible Net Income (or
     Loss)
     reduces the Final Resulting Amount to no less than $0.
     To the extent such amounts are not required to reduce the Final Resulting Amount to no less than $0, such excess amounts shall be deemed items of expense for purposes of calculating Tangible Net Income (or Loss) in subsequent years.

          (A) the amount of any fees, expenses, charges and other costs incurred by EXXE or any EXXE Subsidiary (as defined in Section 2.2 below) (whether prior to or subsequent to the Merger) in connection with the Merger, including, but not limited to, legal counsel fees, auditors' fees and other professional fees but not financial advisor fees;

          (B) the amount of any fees, expenses, charges and other costs incurred by EXXE, any EXXE Subsidiary or Bay View or any Bay View Subsidiary (whether prior to or subsequent to the Merger) in connection with, or arising from, any inquiry of the Securities and Exchange Commission (the "SEC") or any other governmental authority relating to EXXE, any EXXE Subsidiary or any EXXE or EXXE Subsidiary director or officer or any shareholder actions related, directly or indirectly, thereto;

          (C)  the amount of any charge-offs by EXXE or any EXXE
     Subsidiary related to any loans to Vastech;

          (D) the amount by which the Net Worth (as defined below) of EXXE on the Closing Date, as certified by Novogradac & Company LLP ("Novogradac"), shall be below $6.1 million. "Net Worth" shall mean consolidated stockholders' equity of EXXE calculated in accordance with GAAP applied on a consistent basis, but (i) excluding the effects of any adjustments made pursuant to Section 5.14 hereof, (ii) giving effect to the deemed exercise of all outstanding options and warrants cancelled in accordance with Sections 1.6 and 1.7 hereof as if they had been exercised immediately prior to the Closing, (iii) plus the accelerated amortization of EXXE's prior deferred financing costs due to the Closing of the Merger (to the extent amortized on the EXXE Financial Statements prior to the Closing), (iv) plus the "make whole" costs associated with the termination of the Master Trust (estimated to be $150,000 as of the date hereof) (to the extent realized on the EXXE Financial Statements prior to Closing) and (v) plus the writeoff of the Vastech loan up to $750,000.

          (E) the amount of any Indemnification Claim (as defined in Section 8.2(a) hereof); and

          (F) the amount of any fees with respect to an exception with which the Third-Party Accountant (as defined in Section
     1.8(c) below) does not concur pursuant to the said Section
     1.8(c).

          (G) the amount of any Excess Premium Amount, provided that the Excess Premium Amount shall not be deemed an item of expense for purposes of this Section 1.8(b)(vii) if Bay View, in its discretion, determines to reduce the Merger Consideration by the Excess Premium Amount pursuant to Section 1.3.

     (c) Final Determination of Financial Statements, Tangible Net Income (or Loss), Earn-Out, and Earn-Out Calculation. The final determination relating to the financial statements and

Tangible Net Income (or Loss) of Concord for each year of the Earn-Out Period, and the final determination of the Annual Earn-Out for each such year, shall occur as follows: Bay View's independent accountants, in consultation with management of Concord, shall audit the financial statements of Concord as of the end of and for each of the first calendar year (consisting of the period commencing on the date of the Effective Time and ending December
31, 1997) and calendar years 1998 through 2000, and Bay View's independent accountants, in consultation with management of Concord, shall calculate the Tangible Net Income (or Loss) of
Concord for each of such years in accordance with the provisions of subsection (b) above. It is understood and agreed that the financial statements of Concord for calendar year 2001 will not be prepared until the expiration of the nine-month period set forth in
Section 1.8(b)(vi) above. Simultaneous with its preparation of the financial statements and Statement of Tangible Net Income (or Loss) of Concord for each such calendar year of the Earn-Out Period, Bay View's independent accountants shall submit to the EXXE Stockholder Committee (as defined in Section 1.8(d) below) and Bay View its calculation of the Annual Earn-Out. The determination of Bay
View's independent accountants in each instance shall be final, binding and conclusive upon all parties unless the EXXE Stockholder Committee, with the written concurrence of Novogradac, submits a written statement of exceptions to Bay View and Bay View's independent accountants within 30 days after receipt of Bay View's independent accountants' determination by the EXXE Stockholder Committee. Bay View's independent accountants shall reasonably cooperate with the EXXE Stockholder Committee and Novogradac and shall provide the EXXE Stockholder Committee with monthly financial statements of Concord, and shall provide such parties, upon written request, with such financial information and access to Concord's books and records as the EXXE Stockholder Committee and Novogradac deem necessary for the performance of their functions. If a written statement of exceptions in any instance is submitted by the EXXE Stockholder

Committee and Novogradac to Bay View and Bay View's independent accountants within the time period specified above, such statement of exceptions shall be submitted to KPMG Peat Marwick LLP or such other accounting firm (the "Third-Party Accountant") as shall be agreed upon by Bay View and the EXXE Stockholder Committee for its review. The statement of exceptions submitted to the Third-Party Accountant shall clearly identify each separate exception. Bay
View and the EXXE Stockholder Committee shall instruct the Third-Party Accountant to maintain detailed records of the time spent on and fees billed with respect to each separate exception. The Third-Party Accountant shall review the exceptions and render its determination as to the final disposition of the exceptions for all purposes of this Agreement. All determinations by the Third-Party Accountant shall be final, binding and conclusive on all parties, including the EXXE Stockholders. Bay View's independent accountants shall fully cooperate with the Third-Party Accountant and shall provide it with such workingpaper files and other information as the Third-Party Accountant deems necessary or appropriate for the performance of its functions. The fees of the Third-Party Accountant shall be paid by Bay View; provided, however, that any fees with respect to an exception with which the Third-Party Accountant does not concur shall be an item of expense for purposes of calculating Tangible Net Income (or Loss) pursuant to Section 1.8(b)(vii).

     (d)  EXXE Stockholder Committee.     Prior to the mailing of
the Proxy Statement, the EXXE Board of Directors shall appoint a committee of up to four natural persons to act for such stockholders for all purposes for purposes of this Agreement (the "EXXE Stockholder Committee"). The Proxy Statement (as defined in
Section 2.19) shall provide that approval of the Merger and this Agreement by the EXXE stockholders voting on the Merger and this Agreement shall constitute approval of (i) the appointment of the EXXE Stockholder Committee,

(ii) the agreement to be bound by any and all determinations of the EXXE Stockholder Committee made on behalf of such stockholders, including, without limitation, in connection with matters relating to the Earn-Out and Indemnification Claims and (iii) the waiver of any and all rights that any such stockholders may have at any time to bring any independent claim, action or proceeding against Bay View, BV Acquisition or EXXE and its Subsidiaries with respect to or arising from this Agreement or the transactions contemplated hereby. EXXE shall use its best efforts to obtain and deliver to Bay View prior to the Closing executed agreements with respect to the foregoing matters from the EXXE Warrant holders and EXXE Option holders.

     1.9. Payment to Certain Persons. Promptly following the Closing Date, Bay View shall issue and mail via first class mail a check to each of Norm Dion and the Trust of Gertrude Smith in the aggregate amount of $40,587. Notwithstanding the foregoing, Bay View shall not be obligated to deliver any such amounts to any such person until such person delivers to Bay View a letter certifying to the effect that such person has no claim of any kind against EXXE or any EXXE Subsidiary or Bay View or any Bay View Subsidiary and (ii) Wilson Sonsini Goodrich & Rosati shall have delivered to Bay View its opinion to the effect that such payments will not violate any law or constitute a breach under any agreement or governing instrument or require any consent or approval. The foregoing payments represent accumulated but unpaid dividends on the formerly outstanding shares of Series A redeemable convertible cumulative preferred stock, no par value, of EXXE.

     1.10. Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place as soon as practicable after each of the conditions set forth in Article VI hereof have been satisfied or waived and shall be at such date, time and location as shall be designated by Bay View to EXXE. The date on which the Closing actually occurs is herein referred to as the "Closing Date".


     1.11 Repayment of Debt. Bay View shall use its best efforts to repay as soon as practicable following the Closing the following borrowings:

     (a)  all borrowings under the line of credit with Cupertino
National Bank, the principal amount of which was $3,000,000 at December 31, 1996.

     (b) all subordinated promissory notes of Concord, the aggregate principal amount of which was $9,817,600 at December 31, 1996.

     To the extent such borrowings may be repaid, Bay View shall advance to Concord funds sufficient to enable Concord to retire such debt, such advanced funds to bear annual interest in accordance with the provisions of Section 1.8(b)(iii) hereof.


                            ARTICLE II
                  REPRESENTATIONS AND WARRANTIES
                             OF EXXE

     EXXE represents and warrants to and covenants with Bay View as follows:

     2.1 Organization and Authority. EXXE is a corporation duly organized, validly existing and in good standing under the laws of the State of California, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and has the corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. EXXE is the sole stockholder of Concord. True and complete copies of the Articles of Incorporation and Bylaws of EXXE and Concord, each as in effect on the date of this Agreement, have previously been furnished to Bay View or its counsel.

     2.2 Subsidiaries. Set forth in Schedule 2.2 is a complete and correct list of all Subsidiaries of EXXE, including, without limitation, Concord (each an "EXXE Subsidiary" and collectively the "EXXE Subsidiaries"). The term "Subsidiary" when used with respect to any party means any entity (including without limitation any corporation, partnership, joint venture or other organization, whether incorporated or unincorporated) which is consolidated with such party for financial reporting purposes. Other than EXXE Subsidiaries, there are no entities in which EXXE has a five percent or greater direct or indirect equity or ownership interest. All outstanding Equity Securities (as defined in Section 2.3) of each EXXE Subsidiary are owned directly or indirectly by EXXE. All of the outstanding shares of capital stock of EXXE Subsidiaries are validly issued, fully paid and nonassessable and are owned directly or indirectly by EXXE free and clear of any lien, claim, charge, option, encumbrance, agreement, mortgage, pledge, security interest or restriction (each a "Lien") with respect thereto. Each of the EXXE Subsidiaries is a corporation duly incorporated or organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation or organization, and has the corporate power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted. Each of the EXXE Subsidiaries is duly qualified to do business in each jurisdiction where its ownership or leasing of property or the conduct of its business requires it so to be qualified, except where the failure to so qualify would not have a material adverse effect on the financial condition, assets, deposit liabilities, results of operations or business (collectively, the "Condition") of EXXE and the EXXE Subsidiaries, taken as a whole. Set forth in Schedule 2.2 is a complete and correct list of all such jurisdictions where EXXE and the EXXE Subsidiaries are qualified or licensed to do business. Except as set forth on Schedule 2.2, neither EXXE nor any EXXE Subsidiary owns beneficially, directly or indirectly, any shares of any class of Equity Securities or similar interests of any corporation, bank, business trust, association or similar organization. Except as set forth on Schedule 2.2, neither EXXE nor any EXXE Subsidiary holds any interest in a partnership or joint venture of any kind.

     2.3 Capitalization. The authorized capital stock of EXXE consists of (i) 5,500,000 shares of EXXE Common Stock, of which, as of the date hereof, 2,166,757 shares are issued and outstanding, and (ii) 760,000 shares of preferred stock, no par value, of which, as of the date hereof, no shares of EXXE Series A Preferred Stock are issued and outstanding and 400,000 shares of EXXE Series B Preferred Stock are issued and outstanding. As of the date hereof,
(i) two warrants to purchase an aggregate of 1,500,000 shares of EXXE Common Stock are issued and outstanding and (ii) options to purchase an aggregate of 811,534 shares of EXXE Common Stock are issued and outstanding. Set forth on Schedule 2.3 is an itemized listing of the holders of all issued and outstanding EXXE Common Stock, EXXE Series B Preferred Stock, EXXE Warrants and EXXE Options, indicating the number of such shares or shares subject to EXXE Warrants or EXXE Options, as the case may be, and in the case of EXXE Warrants and EXXE Options the purchase prices or exercise prices per share. Except as set forth above, there are no other Equity Securities of EXXE outstanding. "Equity Securities" of an issuer means capital stock or other equity securities of such issuer, options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, shares of any capital stock or other equity securities of such issuer, or contracts, commitments, understandings or arrangements by which such issuer is or may become bound to issue additional shares of its capital stock or other equity securities of such issuer, or options, warrants, scrip or rights to purchase, acquire, subscribe to, calls on or commitments for any shares of its capital stock or other equity securities. All of the issued and outstanding shares of EXXE Common Stock and EXXE Series B Preferred Stock are validly issued, fully paid, and nonassessable, and have not been issued in violation of any preemptive right of any stockholder of EXXE. The EXXE Warrants are validly issued, and were issued for fair consideration as determined by the Board of Directors of EXXE and are nonassessable.

     2.4  Authorization.

          (a) EXXE has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by EXXE and the consummation by EXXE of the transactions contemplated hereby have been duly authorized by the Board of Directors of EXXE. This Agreement is a valid and binding obligation of EXXE and enforceable against EXXE in accordance with its terms; except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, reorganization, receivership, conservatorship or similar laws affecting creditors' rights generally, and by general principles of equity, whether applied by a court of law or equity.

          (b) Neither the execution, delivery or performance by EXXE of this Agreement, nor the consummation by EXXE of the transactions contemplated hereby, nor compliance by EXXE with any of the provisions hereof, will (i) violate or conflict with any term, condition or provision of the articles of incorporation, charter or bylaws of EXXE or any EXXE Subsidiary, (ii) violate, conflict with, or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any Lien upon any of the properties or assets of EXXE or any EXXE Subsidiary, under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which EXXE or any EXXE Subsidiary is a party or by which it may be bound, or to which EXXE or any EXXE Subsidiary or any of their properties or assets may be subject, or (iii) subject to compliance with the statutes and regulations referred to in subsection (c) of this Section 2.4, to the best knowledge of EXXE (the "Best Knowledge of EXXE"), violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to EXXE or any EXXE Subsidiary or any of their respective properties or assets.

          (c) Other than in connection or in compliance with the provisions of the CGCL or filings, consents, reviews, authorizations, approvals or exemptions required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), no notice to, filing with, exemption or review by, or authorization, consent or approval of, any public body or authority is necessary for the consummation by EXXE of the transactions contemplated by this Agreement.

     2.5 Stockholder Approval. The affirmative vote of the holders of a majority of all shares of EXXE Common Stock and EXXE Series B Preferred Stock entitled to vote, voting as separate classes, is the only stockholder vote required for approval of this Agreement and consummation of the Merger and the other transactions contemplated hereby.

     2.6 EXXE Financial Statements. The consolidated balance sheets of EXXE and the EXXE Subsidiaries as of December 31, 1995 and 1994 and the related consolidated statements of income, cash flows and changes in stockholders' equity for each of the three years in the three-year period ended December 31, 1995, together with the notes thereto, audited by Novogradac and included in EXXE's Annual Report for the fiscal year ended December 31, 1995, and the unaudited consolidated condensed balance sheets of EXXE and the EXXE Subsidiaries as of March 31, 1996, June 30, 1996 and September 30, 1996, and the related unaudited consolidated condensed statements of income and cash flows for the periods then ended (collectively, the "EXXE Financial Statements"), have been prepared in accordance with GAAP applied on a consistent basis (subject to the absence of year-end audit adjustments and financial statement footnotes), present fairly the consolidated financial position of EXXE and the EXXE Subsidiaries at such dates (subject to the absence of year-end audit adjustments and financial statement footnotes), and the consolidated results of operations, cash flows and changes in stockholders' equity of EXXE and the EXXE Subsidiaries for the periods stated therein and are derived from the books and records of EXXE and the EXXE Subsidiaries, which are complete and accurate in all material respects and have been maintained in accordance with GAAP applied on a consistent basis and good business practices. Neither EXXE nor any of the EXXE Subsidiaries has any contingent liabilities other than
(i) those described in the EXXE Financial Statements or (ii) contractual obligations under contracts described on the Schedules attached hereto. Draft unaudited consolidated financial statements for the year ended December 31, 1996 have been furnished to Bay View prior to the date of this Agreement. In the event audited consolidated financial statements for the year ended December 31, 1996 are available prior to the Closing, they shall be furnished to Bay View promptly and the term "EXXE Financial Statements" shall be deemed to include such financial statements.

     2.7 Properties and Leases. Except (i) as may be reflected in the EXXE Financial Statements, (ii) any Lien for current taxes not yet delinquent, and (iii) any easements or other non-monetary restrictions of record on real property that do not adversely affect use or value, EXXE and the EXXE Subsidiaries have good title free and clear of any Lien to all the real and personal property reflected in EXXE's consolidated balance sheet as of September 30, 1996, in each case, all real and personal property acquired since such date, except such real and personal property as has been disposed of since September 30, 1996 in the ordinary course of business for fair value. All leases material to EXXE or any EXXE Subsidiary, pursuant to which EXXE or the any EXXE Subsidiary is a lessee or lessor of real or personal property, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any material existing default by EXXE or any EXXE Subsidiary or any event which, with notice or lapse of time or both, would constitute a material default by EXXE or any EXXE Subsidiary. All of EXXE's and EXXE Subsidiaries' buildings, structures and equipment in regular use have been well maintained and are in good and serviceable condition, normal wear and tear excepted. To the Best Knowledge of EXXE, none of the buildings, structures and equipment of EXXE or any

EXXE Subsidiary violates or fails to comply in any material respect with any applicable health, fire, environmental, safety, zoning or building laws or ordinances or any restrictive covenant pertaining thereto; except such violations or failures which, individually or in the aggregate, do not have a material adverse effect on the Condition of EXXE and the EXXE Subsidiaries, taken as a whole.

     2.8 Taxes. Except as set forth on Schedule 2.8, EXXE and each of the EXXE Subsidiaries have timely filed and will timely file (including extensions) all tax returns and reports required to be filed at or prior to the Closing Date (the "EXXE Returns").
Each of EXXE and the EXXE Subsidiaries has paid, or set up adequate reserves on EXXE Financial Statements for the payment of, all taxes required to be paid in respect of the periods covered by such returns and reports and will pay all taxes required to be paid on or prior to the Closing Date and establish adequate reserves on its financial statements up to the Closing Date relating to accruals or reserves for taxes in accordance with GAAP applied on a consistent basis. EXXE has filed for the payment of all taxes anticipated to be payable in respect of all periods up to and including the latest period covered by such financial statements. Neither EXXE nor any EXXE Subsidiary will have any liability for any such taxes in excess of the amounts so paid or reserves so established and no deficiencies for any tax, assessment or governmental charge have been proposed, asserted or assessed (tentatively or definitely) against EXXE or any EXXE Subsidiary which would not be covered by reserves established prior to the Closing Date. Except as set forth on Schedule 2.8, neither EXXE nor any EXXE Subsidiary is delinquent in the payment of any tax, assessment or governmental charge, nor has it requested any extension of time within which to file any tax return in respect of any fiscal year which has not since been filed and no requests for waivers of the time to assess any tax are pending. The federal, state and local income tax returns of EXXE and the EXXE Subsidiaries have been audited by the Internal Revenue Service (the "IRS") or other appropriate tax authorities with respect to those periods and jurisdictions set forth on Schedule 2.8. There is no deficiency or refund litigation or matter in controversy with respect to the EXXE Returns. Except as set forth on Schedule 2.8, neither EXXE nor any EXXE Subsidiary (i) has extended or waived any statute of limitations on the assessment of any tax due; (ii) is a party to any agreement providing for the allocation or sharing of taxes (other than the allocation of federal income taxes as provided by regulation 1.1552-1(a)(1) under the Internal Revenue Code of 1986, as amended (the "Code")); (iii) is required to include in income any adjustment pursuant to Section 481(a) of the Code, by reason of a voluntary change in accounting method (nor to the Best Knowledge of EXXE has the IRS has proposed any such adjustment or change of accounting method) or (iv) has filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply.

     2.9  Material Adverse Change.  Except as set forth on Schedule
2.9 and other than changes in assets and liabilities reflected in the draft EXXE financial statements for the year ended and at December 31, 1996, previously provided to Bay View, since December 31, 1995, there has been no material adverse change in the Condition of EXXE and the EXXE Subsidiaries, taken as a whole.

     2.10  Material Interests of Certain Persons.

          (a) Except as set forth on Schedule 2.10, no officer or director of EXXE or any EXXE Subsidiary, or any "associate" (as such term is defined in Rule 14a-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of any such officer or director, has any material interest in any material contract or property (real or personal, tangible or intangible), used in or pertaining to the business of EXXE or any EXXE Subsidiary, which in the case of EXXE or any such EXXE Subsidiary would be required to be disclosed by Item 404 of Regulation S-K promulgated by the SEC if EXXE or such EXXE Subsidiary had a class of securities registered under Section 12 of the Exchange Act.

          (b) Except as set forth on Schedule 2.10, there are no loans in excess of $50,000 from EXXE or any EXXE Subsidiary to any present or past officer, director, employee or any associate or related interest of any such person ("Insider Loans"). All outstanding Insider Loans from EXXE or any EXXE Subsidiary were approved by the appropriate board of directors. No Insider Loans are delinquent or otherwise in default and are performing in accordance with their initial terms.

     2.11  Commitments and Contracts.

          (a) Except as set forth on Schedule 2.11 (and with a true and correct copy of the document or other item in question provided to Bay View or its counsel prior to the date hereof), neither EXXE nor any EXXE Subsidiary is a party or subject to any of the following (whether written or oral, express or implied):

               (i)  any agreement, arrangement or commitment
          (A) not made in the ordinary course of business or (B) pursuant to which EXXE or any EXXE

          Subsidiary is or may become obligated to invest in or contribute capital to any EXXE Subsidiary or any other entity;

               (ii) any agreement, indenture or other instrument not disclosed in the EXXE Financial Statements relating to the borrowing of money by EXXE or any EXXE Subsidiary or the guarantee by EXXE or any EXXE Subsidiary of any such obligation;

               (iii) any contract, agreement or understanding with any labor union or collective bargaining organization;

               (iv) any contract containing covenants which limit the ability of EXXE or any EXXE Subsidiary to compete in any line of business or with any person or containing any restriction of the geographical area in which, or method by which, EXXE or any EXXE Subsidiary may carry on its business (other than as may be required by law);

               (v) any contract representing a monetary obligation on the part of EXXE or any EXXE Subsidiary in excess of $10,000 or that has a term in excess of six months (except any contract that can be terminated on 30 days or less written notice by EXXE or the applicable EXXE Subsidiary without penalty or premium, and any loan agreement or commitment), made in the ordinary course of business representing a monetary funding obligation on the part of EXXE or any EXXE Subsidiary of less than $500,000; or

               (vi) any other contract or agreement which is a "material contract" within the meaning of Item 601
          Instruction 10 of Regulation S-K promulgated under the Securities Act of 1933.

          (b) Except as set forth on Schedule 2.11, neither EXXE nor any EXXE Subsidiary is in violation of its charter or organizational documents or bylaws; or in default under any agreement, commitment, arrangement, lease, insurance policy, or other instrument, whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event that, with the lapse of time or giving of notice or both, would constitute such a default, except defaults under any such agreements, commitments, arrangements, leases, insurance policies or other instruments which individually, or in the aggregate, will not have and reasonably could not be expected to have a material adverse affect on the Condition of EXXE and the EXXE Subsidiaries, taken as a whole.

     2.12 Litigation and Other Proceedings. Other than as set forth on Schedule 2.12, neither EXXE nor any EXXE Subsidiary is a party to any pending or, to the Best Knowledge of EXXE, threatened claim, action, suit, investigation or proceeding, or is subject to any order, judgment or decree, a request for non-monetary relief, or a request to enjoin or restrain the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, except as set forth on Schedule 2.12 there are no actions, suits, or proceedings pending or, to the

Best Knowledge of EXXE, threatened against EXXE or any EXXE
Subsidiary or any of their respective officers or directors by any stockholder of EXXE or any EXXE Subsidiary (or any former stockholder of EXXE or any EXXE Subsidiary).

     2.13 Insurance. Each of EXXE and the EXXE Subsidiaries has in effect policies of insurance with respect to their respective assets and business against such casualties and contingencies and in such amounts, types and forms as in the judgment of EXXE's management are appropriate for their respective business, operations, properties and assets. Each of EXXE and the EXXE Subsidiaries has taken all requisite action (including without limitation the making of claims and the giving of notices) pursuant to its directors' and officers' liability insurance policy or policies in order to preserve all rights thereunder with respect to all matters (other than matters arising in connection with this Agreement and the transactions contemplated hereby) occurring prior to the Effective Time that are known to EXXE. Set forth on
Schedule 2.13 is a list of all insurance policies maintained by or for the benefit of EXXE or any EXXE Subsidiary or their respective directors, officers, employees or agents. During the past five years, neither EXXE nor any EXXE Subsidiary has had an insurance policy canceled or been denied insurance coverage for which any of such companies has applied, and no coverage with respect to any material claim under existing policies is being disputed.

     2.14  Compliance with Laws.

          (a) EXXE and each of the EXXE Subsidiaries have all permits, licenses, authorizations, orders and approvals of, and have made all filings, applications and registrations that are required or necessary in order to permit them to own or lease their properties and assets and to carry on their business as presently conducted; all such permits, licenses, authorizations, orders and approvals are in full force and effect and, to the Best Knowledge of EXXE, no suspension or cancellation of any of them is threatened; and all such filings, applications and registrations are current, except with respect to each of the foregoing representations for such failures which individually, or in the aggregate, do not have and reasonably could not be expected to have a material adverse affect on the Condition of EXXE and the EXXE Subsidiaries, taken as a whole.

          (b) (i) EXXE and each of the EXXE Subsidiaries have complied in all material respects with all laws, regulations and orders (including without limitation securities, tax, environmental, civil rights, and occupational health and safety laws and regulations, zoning ordinances, building codes, the Employee Retirement Income Security Act of 1974 ("ERISA"), wage and hour laws, truth-in-lending and other laws and regulations relating to the origination, sale, purchase and servicing of loans, the Investment Company Act of 1940 and all statutes, rules, regulations, orders and policy statements pertaining to the conduct of a lending or related business and governing instruments applicable to an entity engaged in such type of business), and (ii) neither EXXE nor any EXXE Subsidiary is in default under, and no event has occurred which, with the lapse of time or notice or both, could result in a default under, the terms of any judgment, order, writ, decree, permit, or license of any court, whether federal, state, municipal, or local and whether at law or in equity, except where the failure to comply or such default do not individually, or in the aggregate, have or reasonably could not be expected to have a material adverse affect on the Condition of EXXE and the EXXE Subsidiaries, taken as a whole. Except as set forth on Schedule 2.14, neither EXXE nor any EXXE Subsidiary is subject to or reasonably likely to incur a liability as a result of its past or present ownership, operation, or use of any Property (as defined below) whether directly or, to the Best Knowledge of EXXE, as a consequence of such Property securing a loan originated or purchased by EXXE or any EXXE Subsidiary being part of the investment portfolio of EXXE or any EXXE Subsidiary (A) that is contaminated by or contains any hazardous waste, toxic substance, or related materials, including without limitation asbestos, PCBs, pesticides, herbicides, and any other substance or waste that is hazardous to human health or the environment (collectively, a "Toxic Substance"), or (B) on which any Toxic Substance has been stored, disposed of, placed, or used in the construction thereof. "Property" of a person shall include all property (real or personal, tangible or intangible) owned, leased or controlled by such person, including without limitation property under foreclosure, property held by such person or any Subsidiary of such person in its capacity as a trustee and property in which any venture capital or similar unit of such person or any Subsidiary of such person has an interest. No claim, action, suit, or proceeding is pending against EXXE or any EXXE Subsidiary relating to Property of EXXE or any EXXE Subsidiary before any court or arbitration tribunal relating to Toxic Substances, pollution, or the environment, and there is no outstanding judgment, order, writ, injunction, decree, or award against or affecting EXXE or any EXXE Subsidiary with respect to the same.

     2.15 Labor. No work stoppage involving EXXE or any EXXE Subsidiary is pending or, to the Best Knowledge of EXXE, threatened. Neither EXXE nor any EXXE Subsidiary is involved in, or, to the Best Knowledge of EXXE, threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding which could be reasonably expected to have a material adverse effect on the Condition of EXXE and the EXXE Subsidiaries, taken as a whole. No employees of EXXE or any EXXE Subsidiary are represented by any labor union or any collective bargaining organization.

     2.16  Loans.

          (a) All loans, leases and other extensions of credit, and guaranties, security agreements or other agreements supporting any loans or extensions of credit originated, owned, purchased or sold by EXXE or any EXXE Subsidiary, constitute the legal, valid and binding obligations of the parties thereto and are enforceable against such parties in accordance with their terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the rights of lending institutions or creditors generally and by general equitable principles. Except as set forth on Schedule 2.16, no loans, leases or sales finance contracts held by EXXE or any EXXE Subsidiary are (i) more than 90 days past due with respect to any scheduled payment of principal or interest, other than loans on a non-accrual status, or (ii) on a non-accrual status in accordance with EXXE's or any EXXE Subsidiary's loan review procedures.

          (b) All loans sold by EXXE or any EXXE Subsidiary pursuant to securitizations or otherwise have been sold without recourse and all representations, warranties, and covenants made by EXXE or any EXXE Subsidiary in connection with the sale of any loans, pursuant to securitizations or otherwise, are true and accurate in all material respects and neither EXXE nor any EXXE Subsidiary has violated any such representations, warranties or covenants.

          (c) The allowances for credit losses contained in the EXXE Financial Statements were established in accordance with the past practices and experiences of EXXE and the EXXE Subsidiaries, and the allowance for credit losses reflected in financial statements for all periods up to and including the Closing Date shall be adequate in all respects under the requirements of GAAP.

     2.17  Employee Benefit Plans.

          (a) Schedule 2.17 lists all pension, retirement, supplemental retirement, stock option, stock purchase, stock ownership, savings, stock appreciation right, profit sharing, employment, deferred compensation, consulting, bonus, medical, disability, workers' compensation, vacation, group insurance, severance and other material employee benefit, incentive and welfare policies, contracts, plans and arrangements, and all trust or loan agreements or arrangements related thereto, maintained, sponsored or contributed to by EXXE or any EXXE Subsidiary in respect of any of the present or former directors, officers, or other employees of and/or consultants to EXXE or any EXXE Subsidiary (individually an "EXXE Employee Plan" and collectively the "EXXE Employee Plans"). The following documents with respect to each EXXE Employee Plan have previously been furnished to Bay View or its counsel or are included in Schedule 2.17: (i) a true and complete copy of all written documents comprising such EXXE Employee Plan (including amendments and individual agreements relating thereto) or, if there is no such written document, an accurate and complete description of EXXE Employee Plan; (ii) the most recent Form 5500 or Form 5500-C (including all schedules thereto), if applicable; (iii) the most recent financial statements and actuarial reports, if any; (iv) the summary plan description currently in effect and all material modifications thereof, if any; and (v) the most recent IRS determination letter, if any.

          (b) All of EXXE Employee Plans have been maintained and operated materially in accordance with their terms and with the material requirements of all applicable statutes, orders, rules and final regulations, including without limitation ERISA and the Code. All contributions required to be made to EXXE Employee Plans have been made.

          (c) With respect to each of EXXE Employee Plans which is a pension plan (as defined in Section 3(2) of ERISA) (the "Pension Plans"): (i) each Pension Plan which is intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified and, to the extent a determination letter has been received from the IRS with respect to any such Pension Plan, such determination letter may still be relied upon, and each related trust is exempt from taxation under
     Section 501(a) of the Code; (ii) the present value of all benefits vested and all benefits accrued under each Pension Plan which is subject to Title IV of ERISA, valued using the assumptions in the most recent actuarial report, did not, in each case, as of the last applicable annual valuation date (as indicated on Schedule 2.17), exceed the value of the assets of the Pension Plan allocable to benefits on a plan termination basis; (iii) there has been no "prohibited transaction," as such term is defined in Section 4975 of the Code or Section 406 of ERISA, which could subject any Pension Plan or associated trust, or, to the Best Knowledge of EXXE or any fiduciary or ERISA affiliate, to any material tax or penalty;
     (iv) no Pension Plan or any trust created thereunder has been terminated, nor have there been any "reportable events" with respect to any Pension Plan, as that term is defined in Section 4043 of ERISA since January 1, 1986; and
     (v) no Pension Plan or any trust created thereunder has incurred any "accumulated funding deficiency", as such term is defined in Section 302 of ERISA (whether or not waived). No Pension Plan is a "multiemployer plan" as that term is defined in Section 3(37) of ERISA. With respect to each Pension Plan that is described in Section 4063(a) of ERISA (a "Multiple Employer Pension Plan"): (i) neither EXXE nor any EXXE Subsidiary would have any liability or obligation to post a bond under Section 4063 of ERISA if EXXE and all EXXE Subsidiaries were to withdraw from such Multiple Employer Pension Plan; and (ii) neither EXXE nor any EXXE Subsidiary would have any liability under Section 4064 of ERISA if such Multiple Employer Pension Plan were to terminate.

          (d) Neither EXXE nor any EXXE Subsidiary has any liability for any post-retirement health, medical or similar benefit of any kind whatsoever, except as required by statute or regulation.

          (e) Neither EXXE nor any EXXE Subsidiary has any material liability under ERISA or the Code as a result of its being a member of a group described in Sections 414(b), (c),
     (m) or (o) of the Code.

          (f) Neither EXXE nor any EXXE Subsidiary has any material liability under the continuation of health care provisions of the Consolidated Omnibus Budget Reconciliation
     Act of 1985 or any comparable state law.

          (g) Except as set forth on Schedule 2.17, neither the execution nor delivery of this Agreement, nor the consummation of any of the transactions contemplated hereby, will
     (i) result in any payment (including without limitation severance, unemployment compensation or golden parachute payment) becoming due to any director or employee of EXXE or any EXXE Subsidiary from any of such entities, (ii) materially increase any benefit otherwise payable under any of EXXE Employee Plans or (iii) result in the acceleration of the time of payment of any such benefit. EXXE shall insure that no amounts paid or payable by EXXE, the EXXE Subsidiaries or Bay View to or with respect to any employee or former employee of EXXE or any EXXE Subsidiary will fail to be deductible for federal income tax purposes by reason of Section 280G or
     Section 162(m) of the Code or otherwise.

     2.18 Conduct to Date. From and after September 30, 1996, through the date of this Agreement, except as set forth on Schedule
2.18 or in the EXXE Financial Statements: (i) EXXE and the EXXE Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practices;
(ii) neither EXXE nor any EXXE Subsidiary has issued, sold, granted, conferred or awarded any of its Equity Securities, or any corporate debt securities which would be classified under GAAP as long-term debt on the consolidated balance sheets of EXXE;
(iii) EXXE has not effected any stock split or adjusted, combined, reclassified or otherwise changed its capitalization; (iv) EXXE has not declared, set aside or paid any dividend or other distribution in respect of its capital stock, or purchased, redeemed, retired, repurchased, or exchanged, or otherwise acquired or disposed of, directly or indirectly, any of its Equity Securities, whether pursuant to the terms of such Equity Securities or otherwise;
(v) neither EXXE nor any EXXE Subsidiary has incurred any material obligation or liability

(absolute or contingent), except normal trade or business obligations or liabilities incurred in the ordinary course of business, or subjected to Lien any of its assets or properties other than in the ordinary course of business consistent with past practice; (vi) neither EXXE nor any EXXE Subsidiary has discharged or satisfied any material Lien or paid any material obligation or liability (absolute or contingent), other than in the ordinary course of business; (vii) neither EXXE nor any EXXE Subsidiary has sold, assigned, transferred, leased, exchanged, or otherwise disposed of any of its properties or assets other than for a fair consideration in the ordinary course of business; (viii) except as required by contract or law, neither EXXE nor any EXXE Subsidiary has (A) increased the rate of compensation of, or paid any bonus to, any of its directors, officers, or other employees, except merit or promotion increases in accordance with existing policy and past practices, (B) entered into any new, or amended or supplemented any existing, employment, management, consulting, deferred compensation, severance, or other similar contract,
(C) entered into, terminated, or modified any of EXXE Employee Plans or (D) agreed to do any of the foregoing; (ix) neither EXXE nor any EXXE Subsidiary has suffered any material damage, destruction, or loss, whether as the result of fire, explosion, earthquake, accident, casualty, labor trouble, requisition, or taking of property by any governmental authority, flood, windstorm, embargo, riot, act of God or the enemy, or other casualty or event, and whether or not covered by insurance; (x) neither EXXE nor any EXXE Subsidiary has canceled or compromised any debt, except for debts charged off or compromised in accordance with the past practice of EXXE and the EXXE Subsidiaries; (xi) neither EXXE nor any EXXE Subsidiary has entered into any transaction, contract or commitment outside the ordinary course of its business and
(xii) neither EXXE nor any EXXE Subsidiary has made or guaranteed any loan to any of EXXE Employee Plans.

     2.19 Statement to EXXE Stockholders, etc. None of the information regarding EXXE or any EXXE Subsidiary supplied or to be supplied by EXXE for inclusion or included in (i) the proxy or information statement (the "Proxy Statement") to be mailed to EXXE's stockholders in connection with the transactions contemplated by this Agreement or (ii) any other documents to be filed with any governmental authority in connection with the transactions contemplated hereby will, at the respective times such documents are filed with any governmental authority and, with respect to the Proxy Statement, when mailed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the meeting of EXXE's stockholders referred to in Section 5.3 (the "Meeting") (or, if no Meeting is held, at the time the Proxy Statement is first furnished to EXXE's stockholders), be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Meeting. All documents which EXXE or any EXXE Subsidiary is responsible for filing with any governmental authority in connection with the Merger will comply as to form in all material respects with the provisions of applicable law.

     2.20 Registration Obligations. Neither EXXE nor any EXXE Subsidiary is under any obligation, contingent or otherwise, which will survive the Effective Time by reason of any agreement to register any of its securities under the Securities Act of 1933, as amended, or other Federal or State securities laws or regulations.

     2.21  Undisclosed Liabilities.   Except (i) to the extent
reflected, disclosed or reserved against in audited consolidated financial statements of EXXE as at December 31, 1995, (ii) liabilities incurred by EXXE and the EXXE Subsidiaries since December 31, 1995 in the ordinary course of business and consistent with past practices, (iii) as set forth on Schedule 2.21, or (iv) contractual obligations under contracts described on Schedules attached hereto, neither EXXE nor any EXXE Subsidiary has any liabilities, whether absolute, accrued, contingent, or otherwise, or due or to become due, including without limitation any liabilities as guarantor under any guaranty.

     2.22 Takeover Provisions Not Applicable. The transactions contemplated by this Agreement are exempt from any applicable state takeover law, and EXXE has taken or will take all steps necessary so that any takeover provisions in the charter documents or bylaws of EXXE or any EXXE Subsidiary, will not apply to this Agreement or any of the transactions contemplated hereby or thereby.

     2.23 Brokers and Finders. Except as set forth in Schedule 2.23, neither EXXE nor any EXXE Subsidiary nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for EXXE or any EXXE Subsidiary, in connection with this Agreement or the transactions contemplated hereby. Set forth in Schedule 2.23 is a bona fide estimate of the fees and expenses expected to be paid by EXXE to each of its (i) financial advisor, (ii) attorneys and (iii) accountants in connection with the Merger.

     2.24 Accuracy of Information. The statements of EXXE contained in this Agreement, the Schedules hereto and any other written document executed and delivered by or on behalf of

EXXE pursuant to the terms of this Agreement are true and correct in all material respects, and such documents do not omit any material fact necessary to make the statements contained therein not misleading.

                           ARTICLE III
                  REPRESENTATIONS AND WARRANTIES
                           OF BAY VIEW

     Bay View and BV Acquisition represent and warrant to and covenant with EXXE as follows:

     3.1 Organization and Authority. Bay View is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware, and BV Acquisition is a corporation, duly organized, validly existing and in good standing under the laws of the State of California. Bay View and BV Acquisition are duly qualified to do business and are in good standing in all jurisdictions where their ownership or leasing of property or the conduct of their business requires them to be so qualified and have the corporate power and authority to own their properties and assets and to carry on their businesses as they are now being conducted, except where the failure to be so qualified would not have a material adverse effect on the Condition of Bay View or BV Acquisition, as the case may be. Bay View is registered as a savings and loan holding company with the Office of Thrift Supervision under the Home Owners' Loan Act of 1933, as amended.

     3.2  Authorization.

     (a) Bay View and BV Acquisition have the corporate power and authority to enter into this Agreement and to carry out their obligations hereunder. The execution, delivery and performance of this Agreement by Bay View and BV Acquisition and the consummation by Bay View and BV Acquisition of the transactions contemplated hereby have been duly authorized by all requisite corporate action of Bay View and BV Acquisition and subject to the receipt of such approvals of governmental authorities as may be required by statute or regulation, will be valid and binding obligations of Bay View and BV Acquisition enforceable against Bay View and BV Acquisition in accordance with its terms, except as the enforceability thereof may be limited by (i) bankruptcy, insolvency, moratorium, reorganization, receivership, conservatorship or similar laws relating to or affecting the enforcement of creditors' rights generally and (ii) general principles of equity, whether applied by a court of law or equity.

     (b) Neither the execution, delivery or performance by Bay View of this Agreement, nor the consummation by Bay View of the transactions contemplated hereby, nor compliance by Bay View with any of the provisions hereof, will (i) violate or conflict with any term, condition or provision of the articles or certificate of incorporation or bylaws of Bay View or any Bay View Subsidiary,
(ii) violate, conflict with or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any Lien upon any of the properties or assets of Bay View or any Bay View Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Bay View or any Bay View Subsidiary is a party or by which it may be bound, or to which Bay View or any Bay View Subsidiary or any of their properties or assets may be subject, or (iii) subject to compliance with the statutes and regulations referred to in subsection (c) of this
Section 3.2, to the best knowledge of Bay View (the "Best Knowledge of Bay View"), violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to Bay View or any Bay View Subsidiary or any of their respective properties or assets.

     (c) Other than in connection with or in compliance with the provisions of the CGCL or filings, consents, reviews, authorizations, approvals or exemptions required under the HSR Act, no notice to, filing with, exemption or review by, or authorization, consent or approval of, any public body or authority is necessary for the consummation by Bay View of the transactions contemplated by this Agreement.

     3.3 Bay View Financial Statements. The consolidated balance sheets of Bay View and the subsidiaries of Bay View (each a "Bay View Subsidiary" and collectively the "Bay View Subsidiaries"), as of December 31, 1995 and 1994 and related consolidated statements of income, cash flows and changes in stockholders' equity for each of the three years in the three-year period ended December 31, 1995, together with the notes thereto, audited by Deloitte & Touche LLP and included in Bay View's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 as filed with the SEC, and the unaudited consolidated condensed balance sheets of Bay View and the Bay View Subsidiaries as of March 31, 1996, June 30, 1996 and September 30, 1996, and the related unaudited consolidated condensed statements of income and cash flows for the periods then ended included in Bay View's Quarterly reports on Forms 10-Q for the periods then ended as filed with the SEC (collectively the "Bay View Financial Statements"), have been prepared in accordance with GAAP applied on a consistent basis, present fairly the consolidated financial position of Bay View and the Bay View Subsidiaries at such dates, and the consolidated results of operations, cash flows and changes in stockholders' equity of Bay View and the Bay View Subsidiaries for the periods stated therein and are derived from the books and records of Bay View and the Bay View Subsidiaries, which are complete and accurate in all material respects and have been maintained in accordance with good business practices.
Neither Bay View nor any Bay View Subsidiary has any material contingent liabilities that are not described in the Bay View Financial Statements described above.

     3.4 Bay View Reports. Since December 31, 1995, Bay View has filed all material reports, registrations and statements, together with any required material amendments thereto, that it was required to file with any governmental authority. All such reports and statements filed with any such governmental authority are collectively referred to herein as the "Bay View Reports" and shall include any such report or statement filed between the date hereof and the Closing Date. As of its respective date, each Bay View Report complied in all material respects with all the rules and regulations promulgated by the applicable governmental authority and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     3.5 Material Adverse Change. Since December 31, 1995, there has been no material adverse change in the Condition of Bay View, except as may have resulted or may result from changes to laws and regulations or changes in economic conditions applicable to depositary institutions generally (including, but not limited to, the $11,750,000 charge (on a pre-tax basis) to Bay View in connection with the recapitalization of the Savings Association Insurance
Fund).

     3.6 Accuracy of Information. The statements of Bay View contained in this Agreement, the Schedules hereto and in any other written document executed and delivered by or on behalf of Bay View pursuant to the terms of this Agreement are true and correct in all material respects, and such statements and documents do not omit any material fact necessary to make the statements contained herein or therein not misleading.


                            ARTICLE IV
          CONDUCT OF BUSINESSES PRIOR TO THE EFFECTIVE TIME

     4.1  Conduct of Businesses Prior to the Effective Time.
During the period from the date of this Agreement to the Effective Time, EXXE shall, and shall cause each of the EXXE Subsidiaries to:

          (a) conduct its business only in the ordinary and usual course consistent with past business practices;

          (b) use its best efforts to maintain and preserve its business organization, employees and advantageous business relationships and retain the services of its officers and key employees;

          (c) maintain and keep its properties (i) in good repair and condition except for obsolete properties and for deterioration due to ordinary wear and tear, and damage due to casualty, and (ii) free of liens, except as permitted by
     Section 2.7;

          (d) maintain in full force and effect insurance comparable in amount and in scope of coverage to that now maintained by it;

          (e) perform all of its material obligations under material contracts, leases and documents relating to and affecting its assets, properties and business except such obligations as it may in good faith reasonably dispute;

          (f) charge off all loans receivable and other assets, or portions thereof, deemed uncollectible in accordance with GAAP applied on a consistent basis;

          (g) comply with and perform in all material respects all obligations and duties imposed upon it by all material federal and state laws, and all material rules, regulations and orders imposed by federal, state and local governmental authorities;

          (h) take no action which would adversely affect or delay the ability of Bay View, BV Acquisition or EXXE to obtain any necessary approvals, consents or waivers of any governmental authority required for the transactions contemplated hereby or to perform its covenants and agreements on a timely basis under this Agreement;

          (i)  file all EXXE Returns and pay all taxes when due;
     and

          (j) not deviate, in any material respect, from recent lending policies and practices.

     4.2 Forbearances. During the period from the date of this Agreement to the Effective Time, EXXE shall not and shall not permit any EXXE Subsidiary to, without the prior written consent of Bay View:

          (a) declare, set aside or pay any dividends or other distributions, directly or indirectly, in respect of its capital stock (other than ordinary, normal dividends from a wholly owned Subsidiary of EXXE to EXXE or another wholly owned Subsidiary of EXXE);

          (b) enter into or amend any employment, severance or similar agreement or arrangement with any director or officer or employee, or modify any of EXXE Employee Plans or any loans relating thereto (or prepay in whole or in part any such loans) or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except (i) normal individual increases in compensation to employees consistent with past practice, or as required by law or contract, and (ii) such increases of which EXXE notifies Bay View in writing and which Bay View does not disapprove within three business days of the receipt of such notice;

          (c) authorize, recommend, propose or announce an intention to authorize, so recommend or propose, or enter into an agreement in principle with respect to, any merger, consolidation or business combination (other than the Merger), any acquisition of a material amount of assets or securities, any disposition of a material amount of assets or securities or any release or relinquishment of any material contract rights;

          (d) propose or adopt any amendments to its articles or certificate of incorporation or other charter document or bylaws;

          (e) issue, sell, grant, confer or award any of its Equity Securities or effect any stock split or adjust, combine, reclassify or otherwise change its capitalization as it exists on the date of this Agreement;

          (f) purchase, redeem, retire, repurchase, or exchange, or otherwise acquire or dispose of, directly or indirectly, any of its Equity Securities, whether pursuant to the terms of such Equity Securities or otherwise;

          (g) (i) without first obtaining the consent of Bay View, which consent shall not be unreasonably withheld or delayed, enter into or increase any loan or credit commitment to, or invest or agree to invest in, any person or entity or modify any of the material provisions or renew or otherwise extend the maturity date of any existing loan or credit commitment (collectively, "Lend to"), or repurchase any loan participation interest, in an amount in excess of $500,000;
     (ii) Lend to any person other than in accordance with lending policies (including, EXXE's current practice of elevating noncomplying loans to higher levels of credit authorization) as in effect on the date hereof, provided that EXXE or any EXXE Subsidiary may make any such loan in the event (A) EXXE or any EXXE Subsidiary has delivered to Bay View or its designated representative a notice of its intention to make such loan and such information as Bay View or its designated representative may reasonably require in respect thereof and (B) Bay View or its designated representative shall not have objected to such loan by giving written or facsimile notice of such objection within two business days following the delivery to Bay View of the notice of intention and information as aforesaid;
     (iii) Lend to any person or entity, with respect to any of the loans or other extensions of credit to which or investments in which are on a list of non-accrual loans or similar internal report of EXXE or any EXXE Subsidiary (except those denoted "pass" or similar notation thereon); (iv) enter into any agreement or engage in any transaction which reasonably could be construed as materially affecting the asset/liability management or interest rate risk management position of Concord; or (v) change lending, credit, investment, liability management and other material lending policies in any respect which is material to Concord; provided, however, that nothing in this paragraph shall prohibit EXXE or any EXXE Subsidiary from honoring any contractual obligation in existence on the date of this Agreement;

          (h) directly or indirectly (including through its officers, directors, employees or other representatives) initiate, solicit or encourage any discussions, inquiries or proposals with any third party relating to the disposition of any significant portion of the business or assets of EXXE or any EXXE Subsidiary or the acquisition of Equity Securities of EXXE or any EXXE Subsidiary or the merger of EXXE or any EXXE Subsidiary with any person or any similar transaction (each such transaction being referred to herein as an "Acquisition Transaction"), or provide any such person with information or assistance or negotiate with any such person with respect to an Acquisition

     Transaction, and EXXE shall immediately notify Bay View orally of all the relevant details relating to all inquiries, indications of interest and proposals which it may receive with respect to any Acquisition Transaction and promptly confirm the same to Bay View in writing;

          (i) take any action that would materially impede or delay the consummation of the transactions contemplated by this Agreement;

          (j) except in the ordinary course of business consistent with prudent business practices and existing policy, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for the obligations of any other individual, corporation or other entity; or

          (k) agree in writing or otherwise to take any of the foregoing actions or engage in any activity, enter into any transaction or take or omit to take any other act which would make any of the representations and warranties in Article II of this Agreement untrue or incorrect in any material respect if made anew after engaging in such activity, entering into such transaction, or taking or omitting such other act.

                            ARTICLE V
                     ADDITIONAL AGREEMENTS

     5.1 Access and Information. EXXE shall and shall cause the EXXE Subsidiaries to afford to Bay View and to its accountants, counsel and other representatives, full access during normal business hours, during the period prior to the Effective Time, to all their respective properties, books, contracts, commitments and records and, during such period, shall furnish promptly to Bay View (i) a copy of each report, schedule and other document filed or received by it during such period pursuant to the requirements of governmental authorities and (ii) all other information concerning its business, properties and personnel as Bay View may reasonably request. Any information secured or obtained by Bay View pursuant to the preceding sentence shall be subject to the confidentiality agreement between Bay View and EXXE dated August 21, 1996, which confidentiality agreement shall remain in full force and effect and the non-disclosure provisions therein shall survive the termination provisions of this Agreement. Bay View and EXXE shall afford each other the opportunity to review the other parties' notice pursuant to the HSR Act prior to the filing thereof.

     5.2 Regulatory Filings. EXXE and Bay View shall and EXXE shall cause the EXXE Subsidiaries to cooperate and use their respective best efforts to prepare all documentation, to effect the notices pursuant to the HSR Act and all other filings and to obtain all permits, consents, approvals and authorizations of all third parties and governmental authorities necessary to consummate the transactions contemplated by this Agreement and, as and if directed by Bay View.

     5.3 Stockholder Approval. EXXE shall call a meeting of its stockholders to be held on or prior to February 28 for the purpose of approving this Agreement and the Merger. In connection with such meeting, Bay View and EXXE shall cooperate in the preparation of the Proxy Statement and, with the approval of each of Bay View and EXXE, which approvals will not be unreasonably withheld, the Proxy Statement shall be mailed to the stockholders of EXXE.

The Proxy Statement shall disclose all material information regarding any governmental inquiries relating to EXXE, any EXXE Subsidiary, any director or officer of EXXE or any EXXE Subsidiary or any affiliate of EXXE or any EXXE Subsidiary. The Board of Directors of EXXE shall submit for approval of EXXE's stockholders the matters to be voted upon at such meeting. The Board of Directors of EXXE has approved this Agreement and the transactions contemplated hereby and has approved resolutions recommending this Agreement and the transactions contemplated hereby to the stockholders of EXXE and, subject to their fiduciary duties under law, will use its best efforts to obtain any vote of EXXE's stockholders necessary for the approval and adoption of this Agreement and the Merger.

     5.4 Current Information. During the period from the date of this Agreement to the Effective Time, EXXE shall and shall cause the EXXE Subsidiaries to promptly furnish Bay View with copies of all monthly and other interim financial statements as the same become available and shall cause one or more of its designated representatives to confer on a regular and frequent basis with representatives of Bay View. EXXE shall promptly notify Bay View of any material change in the business or operations of EXXE or any EXXE Subsidiary and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving EXXE or any EXXE Subsidiary.

     5.5 Expenses. Each party hereto shall bear its own expenses incident to preparing, entering into and carrying out this Agreement.

     5.6 Miscellaneous Agreements and Consents. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its respective best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as expeditiously as possible, including without limitation using its respective best efforts to lift or rescind any injunction or restraining order adversely affecting the ability of the parties to consummate the transactions contemplated hereby. Each party shall, and shall cause each of its respective Subsidiaries to, use its best efforts to obtain consents of all third parties and governmental authorities necessary or, in the reasonable opinion of Bay View, desirable for the consummation of the transactions contemplated by this Agreement.

     5.7  Employee Agreements and Benefits.

          (a) At the Effective Time, Bay View shall honor in accordance with their terms the employment agreements entered into between Concord and Reid Rutherford, the current President of Concord, Matthew L. Carpenter, the current Executive Vice President - Finance and Administration of Concord, and Thomas G. Siska, the current Executive Vice President - Marketing and Strategic Development of Concord, in the form attached hereto as Appendices D, E and F respectively, which agreements shall be executed simultaneous with the execution of this Agreement (the "New Employment Agreements"). Pursuant to the New Employment Agreements, at the Effective Time, all employment contracts or similar agreements theretofore existing between EXXE or any EXXE Subsidiary and Reid Rutherford, Matthew L. Carpenter or Thomas
     G. Siska, including
     without limitation the Employment Agreement, dated as of July 1, 1993, amended and restated as of May 15, 1995, between Reid Rutherford and Concord, the Employment Agreement, dated July 1, 1993, amended and restated as of May 15, 1995, between Matthew L. Carpenter and Concord and the Letter of Employment, dated October 31, 1994, between Thomas G. Siska and Concord shall terminate without any payment or penalty obligation and be superseded and replaced in their entirety by the appropriate employment agreement referred to in the immediately preceding sentence of this Section 5.7(a).
     Neither EXXE or any EXXE Subsidiary nor Bay View or any Bay View Subsidiary shall make, and shall not be in any manner obligated to make, any payment whatsoever to any director or employee of EXXE or any EXXE Subsidiary under any circumstance in which such payment is not or will not be deductible under
     Section 162(m) or Section 280G of the Code.

          (b) Following the Effective Time, EXXE shall cause the benefit plans of EXXE and the EXXE Subsidiaries in effect as of the date of this Agreement (other than the EXXE Option
     Plan) to remain in effect with respect to employees of EXXE and the EXXE Subsidiaries covered by such plans at the Effective Time until such time as Bay View shall, subject to applicable law, the terms of this Agreement and the terms of such plans, amend, modify or terminate any such plans. Notwithstanding the foregoing, Bay View agrees to honor in accordance with their terms all benefits vested as of the date hereof under the benefit plans of EXXE and the EXXE Subsidiaries or under other contracts, arrangements or understandings described in the EXXE Schedules. Nothing herein shall obligate Bay View to provide or cause to be provided any benefits, including any benefits duplicative of those provided under any benefit plan of EXXE or any EXXE

     Subsidiaries continued, modified or terminated pursuant to this Section 5.7, under any existing or future plan of Bay View or any Bay View Subsidiary. In the event Bay View permits employees of EXXE or any EXXE Subsidiary who continue in employment after the Effective Time to participate in any benefit plan of Bay View or any Bay View Subsidiary, such employees shall not be credited for prior years of service with EXXE or any EXXE subsidiary for purposes of eligibility, vesting and the accrual of benefits. Bay View shall use its best efforts to integrate the current employees of EXXE and the EXXE Subsidiaries into the benefit plans of Bay View on or before January 1, 1998.

     5.8  Press Releases.  Except as may be required by law, Bay
View shall issue any and all press releases relating to this Agreement or any of the transactions contemplated hereby, following consultation with EXXE as to the form and substance of such press releases.

     5.9 Takeover Provisions. EXXE has taken or will take all steps necessary to exempt the transactions contemplated by this Agreement from, and if necessary challenge the validity of, any applicable state takeover or similar law.

     5.10 D&O Indemnification. Bay View agrees that the Merger shall not affect or diminish any of EXXE's or EXXE Subsidiaries' duties and obligations of indemnification existing as of the Effective Time in favor of its employees, agents, directors or officers arising by virtue of its articles of incorporation, charter or bylaws in the form in effect at the date of this Agreement or arising by operation of law or arising by virtue of any contract, resolution or other agreement or document existing at the date of this Agreement, and such duties and obligations shall continue in full force and effect for so long as they would (but for the Merger) otherwise survive and continue in full force and effect.

     5.11 Third Parties. EXXE shall immediately terminate all negotiations or discussions concerning any Acquisition Transaction with parties other than Bay View and enforce the terms of all confidentiality agreements with such other parties.

     5.12 Dissenting Stockholders' Appraisal Rights. EXXE will comply with all applicable notification and other provisions of regulations or statutes relating to Dissenting Shares.

     5.13 Governmental Inquiries. Bay View may, in conjunction with Bay View counsel, take such steps as it may deem necessary or appropriate to investigate any governmental inquiries. Should Bay View reasonably determine upon the basis of such investigation that any such inquiries or any matters directly related thereto may have a material adverse impact on Bay View, any Bay View Subsidiary, EXXE or Concord, Bay View shall have the right pursuant to Section 7.1(d) hereof to terminate this Agreement, which shall be Bay View's sole remedy in such event.

     5.14 Establishment of Accruals. If requested by Bay View, immediately prior to the Effective Time, EXXE shall cause Concord to, consistent with GAAP, establish such additional accruals and reserves as may be necessary to conform Concord's accounting and credit loss reserve practices and methods to those of Bay View (as such practices and methods are to be applied to Concord from and after the Effective Time) and reflect Bay View's plans with respect to the conduct of Concord's business following the Merger. Notwithstanding anything to the contrary contained in this Agreement, no accrual or reserve made by Concord pursuant to this Section 5.14, or any litigation or regulatory proceeding arising out of any such accrual or reserve, or any other effect on Concord resulting from EXXE's compliance with this Section 5.14, shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred.

     5.15 Assistance with Third Parties. EXXE shall and shall cause the EXXE Subsidiaries to cooperate with, and use all reasonable efforts to assist Bay View in (i) gaining access to all of EXXE's and EXXE Subsidiaries' third-party vendors, and the landlords of each property leased by them, promptly after the date of this Agreement, and (b) obtaining the cooperation of such third-parties in a smooth transition in accordance with Bay View's timetable at or after the Effective Time. EXXE and the EXXE
Subsidiaries shall also, at Bay View's reasonable request, give notice of termination of third-party contracts to be effective at or after the Effective Time, and take such reasonable additional action as may be necessary or reasonably appropriate to ensure that such contracts are terminated at the date requested.

     5.16 Insurance Policy Claims. EXXE shall inform Bay View no later than the Effective Time of any material unfiled insurance claims of EXXE or any EXXE Subsidiary which it has knowledge and for which it believes coverage exists.

                           ARTICLE VI
                           CONDITIONS

     6.1  Conditions to Each Party's Obligation to Effect the
Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Time of the following conditions:

          (a) Stockholder Approval. This Agreement shall have been approved and adopted by the requisite vote of the stockholders of EXXE.

          (b) Regulatory Approvals. All requisite approvals of this Agreement and the transactions contemplated hereby shall have been received from all governmental authorities, if any, having approval authority with respect to the Merger, without the imposition of any condition which differs from conditions customarily imposed by such governmental authorities in orders approving acquisitions of the type contemplated hereby and in the good faith opinion of Bay View compliance with which would materially adversely affect the reasonably anticipated benefits of the Merger to Bay View, and all applicable waiting periods shall have expired, including pursuant to the HSR Act.

          (c) No Injunctions. Neither Bay View, EXXE nor any EXXE Subsidiary shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger.

     6.2  Conditions to Obligations of EXXE to Effect the Merger.
The obligations of EXXE to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Time of the following additional conditions:

          (a) Representations and Warranties. The representations and warranties of Bay View set forth in Article III of this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time (as though made on and as of the Effective Time except (i) to the extent such representations and warranties are by their express provisions made as of a specified date and (ii) for the effect of transactions contemplated by this Agreement) and EXXE shall have received a certificate of the president and chief executive officer of Bay View to that effect.

          (b) Performance of Obligations. Bay View shall have performed in all material respects all obligations required to be performed by it under this Agreement prior to the Effective Time, and EXXE shall have received a certificate of the president and chief executive officer of Bay View to that effect.

          (c) Opinion of Counsel. EXXE shall have received an opinion from Silver, Freedman & Taff, L.L.P., counsel to Bay
     View, dated the Closing Date in form and substance reasonably satisfactory to EXXE.

     6.3  Conditions to Obligations of Bay View to Effect the
Merger. The obligations of Bay View to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective
Time of the following additional conditions:

          (a) Representations and Warranties. The representations and warranties of EXXE set forth in Article II of this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time (as though made on and as of the Effective Time except (i) to the extent such representations and warranties are by their express provisions made as of a specific date and (ii) for the effect of transactions contemplated by this Agreement) and Bay View shall have received a certificate of the chief executive officer of EXXE to that effect.

          (b) Performance of Obligations. EXXE shall have performed in all material respects all obligations required to be performed by it under this Agreement prior to the Effective Time, and Bay View shall have received a certificate of the chief executive officer of EXXE to that effect.

          (c) Opinion of Counsel. Bay View shall have received an opinion from Wilson Sonsini Goodrich & Rosati, counsel to
     EXXE, dated the Closing Date, in form and substance reasonably satisfactory to Bay View.

          (d) Support Agreements. Simultaneous with the execution and delivery of this Agreement, each of the directors of EXXE and Joe D. Giulie and Gary W. Almond, shall have executed and delivered to Bay View a Support Agreement in the form attached hereto as Appendix A.

          (e) New Employment Agreements. Simultaneous with the execution and delivery of this Agreement by the parties hereto, Concord and Reid Rutherford, Matthew

     L. Carpenter and Thomas G. Siska shall have executed and delivered the New Employment Agreements referred to in Section
     5.7 in the form attached hereto as Appendices D, E and F respectively.

          (f) No Material Adverse Change. Since the date of this Agreement, there shall have been no material adverse change in the Condition of EXXE and the EXXE Subsidiaries, taken as a whole.

          (g)  Option Cash-Out Agreements.  The holders of EXXE
     Options shall have executed and delivered stock option cancellation agreements with respect to the outstanding EXXE
     Options in substantially the form attached hereto as Appendix
     C.

          (h) Warrant Cash-Out Agreements. Simultaneous with the execution and delivery of this Agreement by the parties hereto, the holders of EXXE Warrants shall have executed and delivered warrant cash-out agreements with respect to the outstanding EXXE Warrants in form satisfactory to Bay View.

          (i) Third Party Consents. All consents or approvals of all persons (other than governmental authorities) required for or in connection with the execution, delivery and performance of this Agreement shall have been obtained and shall be in full force and effect.

          (j) Significant Restriction on Activities. The consummation of the Merger will not result in any significant restriction on the activities of, or significant limitation upon the conduct of business by, any existing Bay View Subsidiary, other than a significant restriction or limitation that can be cured by having another Bay View Subsidiary perform such activity or conduct such business in the manner theretofore performed or conducted.

          (k) Director Resignations. Bay View shall have received a letter of resignation, effective as of the Effective Time, from each of the directors of EXXE and the EXXE Subsidiaries from whom Bay View shall have requested such letter.

          (l) Loan Portfolio. At the time of Closing, Concord will have one or more written commitments to reverse securitizations and participations selected by Bay View to enable Concord to demonstrate to Bay View's reasonable satisfaction that it has had at least $48.6 million of average earning assets for the 30 days prior to Closing in its portfolio or available upon the reversal of securitizations and participations and that it will be able to deliver for its portfolio at least $48.6 million of principal amount of earning assets within 45 days following the Effective Time, subject only to the availability of funding for the portfolio position.

          (m) Fairness Opinion. Bay View shall have received a fairness opinion from a financial advisor satisfactory to Bay View, dated the date of this Agreement, to the effect that the consideration to be paid for the shares of EXXE Common Stock and EXXE Series B Preferred Stock and EXXE Warrants and EXXE Options pursuant to this Agreement is fair to the holders of common stock, par value $.01 per share, of Bay View.

          (n) Dissenting Stockholders. Immediately prior to the Effective Time, the holders of 10% or more of the outstanding shares of each of the EXXE Common Stock and EXXE Series B Preferred Stock shall not have taken the appropriate steps to qualify as dissenting stockholders under Section 1300 et seq. of the CGCL.

          (o) Termination of Warehouse Credit Facility and Master Trust Facility. At the time of the Closing, Concord shall have obtained (i) the consent of ContiFinancial Services to terminate the Warehouse Credit Facility and (ii) the consent of Mutual of Omaha and Southern State Insurance to terminate the Master Trust Facility.

                            ARTICLE VII
                 TERMINATION, AMENDMENT AND WAIVER

     7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time:

          (a)  by mutual consent by the Boards of Directors of Bay
     View and EXXE;

          (b) by the Board of Directors of Bay View or EXXE at any time after June 30, 1997 if the Merger shall not theretofore have been consummated (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein);



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

          (c) by the Board of Directors of Bay View or EXXE if (i) any governmental authority has denied approval of the Merger and such denial has become final and nonappealable or (ii) the stockholders of EXXE shall not have approved this Agreement and the Merger at the meeting referred to in Section 5.3 (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein);

          (d)  by the Board of Directors of Bay View pursuant to
     Section 5.13 hereof by giving written notice thereof to EXXE;

          (e) by the Board of Directors of Bay View in the event of a material breach by EXXE of any material representation, warranty, covenant or other agreement contained in this Agreement, which breach is not cured within 30 days after written notice thereof to EXXE by Bay View; or

          (f) by the Board of Directors of EXXE in the event of a material breach by Bay View of any material representation, warranty, covenant or other agreement contained in this Agreement, which breach is not cured within 30 days after written notice thereof is given to Bay View by EXXE.

     7.2  Effect of Termination.

          (a) In the event of termination of this Agreement as provided in Sections 7.1(a), 7.1(b), 7.1(c)(i), 7.1(e) and


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

     7.1(f)(provided for purposes of Section 7.1(e) and 7.1(f) that any such breach is not willful on the part of EXXE or Bay View, respectively), this Agreement shall forthwith become void and there shall be no liability under this Agreement on the part of Bay View or EXXE or their respective officers or directors except as set forth in the second sentence of
     Section 5.1 and in Section 5.5.

          (b) In recognition of the expenses of, and other opportunities foregone by, Bay View in connection with this Agreement and the Merger, the parties agree that EXXE shall pay to Bay View a termination fee equal to the lesser (i) of Bay View's actual out-of-pocket expenses related to the Merger (including legal, accounting and consulting fees and expenses, and travel costs, but excluding the salaries or noncash allocable charges of Bay View employees) and (ii) $225,000 in cash on demand in the event of termination of this Agreement as provided in Section 7.1(c)(ii) hereof or because of the failure of EXXE to meet the conditions set forth in Sections 6.3(l), 6.3(n) and 6.3(o); provided, however, in the event that the Board of Directors of EXXE did not make its favorable recommendation of this Agreement and the Merger at all times up to and including the date of the EXXE stockholders' meeting and the EXXE stockholders shall not have approved the Agreement and the Merger at such meeting, then Bay View shall be entitled to the termination fee provided for under Section 7.2(c) hereof. In addition, in the event of termination of this Agreement as provided in Section 7.1(c)(ii) hereof in circumstances where Bay View's termination fee is determined under this Section 7.2(b) and not 7.2(c), then the parties agree that EXXE shall pay to Bay View a termination fee of $2,275,000 in cash on demand if, within 24 months after the date hereof, the Merger has not been completed and there occurs any of the events set forth in subparagraphs (i), (ii) or (iii) below:

               (i) Any person other than Bay View or an affiliate of Bay View acquires beneficial ownership of 51% or more of the then-outstanding EXXE Common Stock or common stock of Concord;

               (ii) EXXE or Concord, without having received Bay View's prior written consent, enters into an agreement to engage in an Acquisition Transaction (as defined below) with any person (the term "person" for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Exchange Act, and the rules and regulations thereunder) other than Bay View or any of its Subsidiaries or EXXE's or Concord's Board of Directors recommends that the stockholders of EXXE or Concord approve or accept any Acquisition Transaction with any person other than Bay View or any of its Subsidiaries. For purposes of this Agreement, "Acquisition Transaction" shall mean (A) a merger or consolidation, or any similar transaction, involving EXXE or Concord, (B) a purchase, lease or other acquisition of all or substantially all of the assets of EXXE or Concord or (C) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of EXXE or Concord; provided that the term "Acquisition Transaction" does not include any internal merger or consolidation involving only EXXE and/or its Subsidiaries; or

               (iii)  A bona fide proposal is made by a third
          party to EXXE or Concord or their stockholders to engage in an Acquisition Transaction and after such


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

          proposal is made any of the following events occurs: EXXE willfully breaches this Agreement and such breach entitles Bay View to terminate this Agreement; the holders of EXXE Common Stock and EXXE Series B Preferred Stock do not approve this Agreement at the meeting referred to in Section 5.3; such meeting is not held or is canceled prior to termination of this Agreement for reasons other than the fault of EXXE's; or EXXE's Board of Directors withdraws or modifies in a manner adverse to Bay View the recommendation of Bay View's Board of Directors with respect to this Agreement.

          (c) In the event of termination of this Agreement by Bay View as provided in Section 7.1(e) (provided such breach is willful on the part of EXXE) or pursuant to the certain circumstances as provided in 7.2(b), EXXE shall pay to Bay View a termination fee of $2.5 million in cash on demand.

          (d) In the event that all conditions to Closing are satisfied and Bay View refuses to consummate the Merger, Bay View shall pay to EXXE agreed upon liquidated damages of $2.5 million in cash on demand, as the sole and exclusive remedy of EXXE under this Agreement.

     7.3 Amendment. This Agreement and the Schedules hereto may be amended by the parties hereto, by action taken by or on behalf of their respective Boards of Directors; provided, however, that
(i) after any such approval by the stockholders of EXXE no such modification shall alter or change the amount or kind of consideration to be received by holders of EXXE Common Stock, EXXE Series B Preferred Stock, EXXE Options or EXXE Warrants as provided in this


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

Agreement and (ii) Bay View may make, and EXXE's Board of Directors shall approve and its duly authorized representative shall execute, such amendments as are permitted by Section 1.10 hereof. This Agreement may not be amended except by an instrument in writing signed on behalf of each of Bay View, BV Acquisition and EXXE.

     7.4 Severability. Any term, provision, covenant or restriction contained in this Agreement held by a court or a governmental authority of competent jurisdiction to be invalid, void or unenforceable, shall be ineffective to the extent of such invalidity, voidness or unenforceability, but neither the remaining terms, provisions, covenants or restrictions contained in this Agreement nor the validity or enforceability thereof in any other jurisdictions shall be affected or impaired thereby. Any term, provision, covenant or restriction contained in this Agreement that is so found to be so broad as to be unenforceable shall be interpreted to be as broad as is enforceable.

     7.5 Waiver. Any term, condition or provision of this Agreement may be waived in writing at any time by the Board of Directors of the party which is, or whose stockholders are, entitled to the benefits thereof.

                           ARTICLE VIII
              POST-EFFECTIVE SURVIVAL; INDEMNIFICATION

     8.1 General Survival. If the Merger is consummated, the parties hereto agree that, notwithstanding the provisions of
Section 9.1 and regardless of any investigation made by  Bay View,
(a) the representations, warranties, covenants and agreements of EXXE contained in this


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

Agreement shall survive the Effective Time through January 1, 2001 (the "Post-Effective Time Survival Period"). No Post-Effective Time claim or proceeding for breach of any representation, warranty, covenant or agreement of EXXE set forth in this Agreement may be brought by Bay View unless written notice of such claim shall have been given to the EXXE Stockholder Committee on or prior to the last day of the Post-Effective Time Survival Period (in which event each such representation, warranty, covenant or agreement shall, with respect to the specific claim made, survive the Post-Effective Time Survival Period until such claim is finally resolved and all obligations with respect thereto are fully satisfied).

     8.2  Indemnification.

          (a) Indemnification Claims. Subject to the provisions of Section 8.1 any and all Post-Effective Time Losses (as defined below) resulting from, arising out of, relating to, or imposed upon or incurred by Bay View, EXXE, Concord or any other EXXE Subsidiary by reason of, any inaccuracy and/or breach of any of the representations, warranties, covenants or agreements of EXXE contained in this Agreement or in any other agreement or document entered into or delivered by EXXE or Concord on or after the date hereof and prior to the Effective Time in connection with this Agreement or any of the transactions contemplated hereby and thereby shall constitute indemnification claims (each an "Indemnification Claim"). For purposes of this Agreement, the term "Post-Effective Time Losses" means monetary costs and expenses, including any and all deficiencies, judgments, settlements, demands, claims, actions or causes of action, assessments, liabilities, losses, damages (whether direct, indirect or consequential), interest, fines, penalties, costs and expenses (including, without limitation, reasonable legal, accounting and other costs and expenses incurred in connection with investigating, defending, settling or satisfying any and all demands, claims, actions, causes of action, suits, proceedings, assessments, judgments or appeals). Indemnification Claims will be recognized during the Earn-Out period consistent with GAAP, to the extent GAAP is applicable, in accordance with Section 1.8 hereof. Notwithstanding the foregoing, no amount of Indemnification Claims will be allocated to any periods prior to or after the Earn-Out period, and the full amount of Indemnification Claims will be charged to periods within the Earn-Out period.

          (b) Disregarding Specific Materiality Exceptions. For purposes of determining Post-Effective Time Losses, any inaccuracy in or breach of a representation or warranty by EXXE shall be deemed to constitute a breach of a representation or warranty notwithstanding any limitation or qualification as to materiality set forth in such representation or warranty on the scope, accuracy or completeness thereof, it being the intention of the parties that any and all Post-Effective Time Losses shall be determined based on the failure of any such representation or warranty of EXXE to be true, correct and complete in any respect.

          (c) Notice of an Indemnification Claim and Objection Procedure. If any Indemnification Claim shall be asserted by Bay View, it shall notify the EXXE Stockholder Committee in writing, in a reasonably prompt manner, setting forth in detail the basis of the Indemnification Claim and the amount of the Post-Effective Time Losses associated therewith. The EXXE Stockholder Committee shall have 30 days after receipt of such written notice to object to the Indemnification Claim by written notice to Bay View detailing its specific exceptions thereto (an "Objection Statement"). If an Objection Statement is not timely delivered, the Indemnification Claim shall become binding, conclusive and final, and no objection may thereafter be made by the EXXE Stockholder Committee or any EXXE stockholder thereto. In the event an Objection Statement is received and Bay View and the EXXE Stockholder Committee are unable to resolve the Indemnification Claim within 30 days thereafter, then the disputed Indemnification Claim (a "Disputed Indemnification Claim") shall be submitted to arbitration in accordance with the procedures set forth in Section 9.2 below.

          (d) Method for Satisfying Indemnification Claims. The amount of each Indemnification Claim shall constitute an adjustment in the calculation of Tangible Net Income as provided in Section 1.8(b) in the calendar year in which notice of the claim is given by Bay View to the EXXE Stockholder Committee, subject to the carryover provisions set forth in said Section 1.8(b)(vii). In the event an Objection Statement is received and Bay View and the EXXE Stockholder Committee resolve the dispute in a manner which results in an adjustment to the amount of the Indemnification Claim, then the adjusted amount will be substituted and the Earn-Out for such period will be recalculated based upon the adjusted amount. The procedure set forth in the preceding sentence shall likewise apply in the event a Disputed Indemnification Claim is submitted to arbitration and the amount determined by the arbitrator differs from the amount of the Indemnification Claim charged against income in the calculation of Tangible Net Income under Section 1.8(b).

     Nothing contained in this Article VIII shall alter or diminish the rights of Bay View under Section 7.2 hereof, it being the intent of the parties that the provisions of Article VIII shall only apply if the Merger is consummated.



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

                           ARTICLE IX
                       GENERAL PROVISIONS

     9.1 Non-Survival of Representations, Warranties and Agreements. No investigation by the parties hereto made heretofore or hereafter shall affect the representations and warranties of the parties which are contained herein and each such representation and warranty shall survive such investigation. Except as set forth above in Section 8.1, and this Section 9.1, all representations, warranties and agreements in this Agreement of the parties or in any instrument delivered by a party pursuant to or in connection with this Agreement shall not survive the Effective Time or the termination of this Agreement in accordance with its terms. In the event of consummation of the Merger, the agreements of Bay View contained in or referred to in Sections 5.7 and 5.10, and the covenants and agreements of EXXE as provided in Section 8.1, shall survive the Effective Time. In the event of termination of this Agreement in accordance with its terms, the Agreements contained in or referred to in the second sentence of Section 5.1 and Section
5.5 and Section 7.2 shall survive such termination.

     9.2 Arbitration. The parties hereby agree that any controversy or dispute arising out of or relating to this Agreement shall be resolved pursuant to this Section 9.2.

          (i) Agreement to Negotiate. Prior to submitting any controversy, dispute or claim arising out of, or relating to, this Agreement to arbitration, Bay View and the EXXE Stockholders Committee (each of which shall be deemed a "party") hereto agree to observe the following procedures:

               (1)  The party desiring to submit any such
     controversy, dispute or claim to arbitration (the "claimant") first shall give written notice thereof to the other party (the "recipient") setting forth in detail the pertinent facts and circumstances relating to such controversy, dispute or claim;

               (2) The recipient shall have a period of 15 days in which to consider the controversy, dispute or claim which is the subject to the notice and to furnish in writing to the claimant a written statement of the recipient's position;

               (3) Within seven days of claimant's receipt of recipient's written statement, the parties shall meet in an effort to resolve amicably any differences which may exist and, failing such resolution, either or both of the parties shall have the right to submit the matter to arbitration.

          (ii)  Procedure for Arbitration.

               (1) EXXE, Bay View and the EXXE Stockholders Committee each agree that any controversy, dispute or claim arising out of, or relating to, this Agreement, or breach of this Agreement, including disputes concerning termination of this Agreement, shall be settled by arbitration in San Mateo, California. This Agreement to arbitrate shall be specifically enforceable. Judgment upon any award rendered by an arbitrator may be entered in any court having jurisdiction.



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

               (2) Any demand for arbitration must be served on the other party within 45 days of the act or omission giving rise to the controversy, dispute or claim.

               (3) There shall be one impartial arbitrator chosen by Bay View and the EXXE Stockholder Committee from a list procured from the California Mediation and Conciliation
     Services.

               (4) The arbitrator shall not extend, modify or suspend any of the terms of this Agreement.

               (5) The decision of the Arbitrator within the scope of the submission shall be final and binding on all parties, and any right to judicial action on any matter subject to arbitration hereunder is hereby waived (unless otherwise provided by applicable law), except suit to enforce this arbitration award.

               (6)  EXXE, Bay View and the EXXE Stockholder
     Committee each agree that such arbitration shall be the exclusive forum for any controversy, dispute or claim arising out of or relating to this Agreement, or breach or termination of this Agreement; and further agree that in arbitration their remedy at law shall not include punitive damages.

               (7)  Each of EXXE, Bay View and the EXXE
     Stockholders acting through the EXXE Stockholders
     Committee shall pay its own attorney or other representative, and the expenses of its witnesses and all other expenses connected with


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

     its case. Other costs of the arbitration, including the cost of any record or transcript of the arbitration, administrative fees, arbitrator's fees, and all other fees and costs, shall be borne by the parties to the arbitration equally.

     9.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to be duly received (i) on the date given if delivered personally or (ii) upon confirmation of receipt, if by facsimile transmission or (iii) on the date received if mailed by registered or certified mail (return receipt requested), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     (i)  if to Bay View or BV Acquisition, or both:

               Bay View Capital Corporation
               2121 South El Camino Real
               San Mateo, California  94403-1897
               Attention:  Edward H. Sondker
                           President
               Telecopy:  (415) 341-4063

          Copies to:

               Silver, Freedman & Taff, L.L.P.
               1100 New York Avenue, N.W.
               Washington, D.C.  20005-3934
               Attention:  Christopher R. Kelly, P.C.
               Telecopy:  (202) 682-0354

     (ii)  if to EXXE:

               EXXE Data Corporation
               3590 North First Street
               Suite 200
               San Jose, California 95134
               Attention:  Reid Rutherford
                           Chief Executive Officer
               Telecopy:  (408) 570-2120

          Copy to:

               Wilson Sonsini Goodrich & Rosati
               650 Page Mill Road
               Palo Alto, California 94304-1050
               Attention:  Richard Char
               Telecopy:  (415) 493-6811


     9.4 Miscellaneous. This Agreement (including the Schedules referred to herein) (i) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, (ii) is not intended to confer upon any person not a party hereto any rights or remedies hereunder,
(iii) shall not be assigned by operation of law or otherwise and
(iv) shall be governed in all respects by the laws of the State of Delaware, except as otherwise specifically provided herein or required by the CGCL or by federal law or regulation. This Agreement may be executed in counterparts which together shall constitute a single agreement.


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

     Bay View, EXXE and BV Acquisition have caused this Agreement to be duly executed by their authorized representatives on the date first above written.

BAY VIEW CAPITAL CORPORATION         EXXE DATA CORPORATION



By: /s/ Edward H. Sondker            By: /s/ Reid Rutherford
   ------------------------------       ----------------------------

Name:  Edward H. Sondker             Name:  Reid Rutherford
     ----------------------------         --------------------------

Title: President                     Title:  CEO
      ---------------------------          -------------------------




Attested by: /s/ Robert J. Flax      Attested by: /s/ Matt Carpenter
            ---------------------                -------------------

Name:  Robert J. Flax                Name:  Matt Carpenter
     ----------------------------         --------------------------

Title: Secretary                     Title: Corporate Secretary
      ---------------------------          -------------------------



BV ACQUISITION CORP.



By:  /s/ Edward H. Sondker
   ------------------------------

Name:  Edward H. Sondker
     ----------------------------

Title:  President
      ---------------------------




Attested by:  /s/ Robert J. Flax
            ---------------------

Name:  Robert J. Flax
     ----------------------------

Title:  Secretary
      ---------------------------